Execution version

PURCHASE AGREEMENT

dated

August 30, 2013

by and among

Prime Acquisition Corp., a Cayman Islands company,

as Parent

Prime BHN Luxembourg S.àr.l., a Luxembourg company,

as LuxCo

BHN LLC, a New York limited liability company

as BHN

and Futurum Energy SA, a Swiss company

as Seller,

TABLE OF CONTENTS

Article I DEFINITIONS		1

Article II TERMS AND CONDITIONS OF THE PURCHASE AND SALE		9
2.1	Purchase and Sale	9
2.2	Purchase Price	9
2.3	Delivery of the Exchange Shares.	10
2.4	Closing	11
2.5	Sale of Exchange Shares	12
2.6	Call Options	12
2.7	Call Option Exercise Procedures.	13

Article III REPRESENTATIONS AND WARRANTIES OF SELLER		14

Article IV REPRESENTATIONS AND WARRANTIES OF LUXCO		14

Article V COVENANTS OF SELLER PENDING CLOSING		15
5.1	Conduct of the Business	15
5.2	Access to Information	16
5.3	Notices of Certain Events	17
5.4	SEC Filings	17
5.5	Exclusivity	18

Article VI COVENANTS OF SELLER		18
6.1	Confidentiality	18
6.2	Injunctive Relief	18
6.3	Best Efforts to Obtain Consents	19
6.4	Conduct of the Business	19
6.5	Acquisitions	19
6.6	Balance Sheets	19

Article VII COVENANTS OF PARENT, LUXCO AND BHN		19

Article VIII COVENANTS OF ALL PARTIES HERETO		19
8.1	Best Efforts; Further Assurances	19
8.2	Confidentiality of Transaction	20
8.3	Business Combination Tender Offer	20

Article IX CONDITIONS TO CLOSING		20
9.1	Condition to the Obligations of the Parties	20
9.2	Conditions to Obligations of Parent, LuxCo and BHN	21
9.3	Conditions to Obligations of Seller	22

Article X INDEMNIFICATION		23
10.1	Indemnification of Parent, LuxCo and BHN	23
10.2	Indemnification of Seller	24

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10.3	Procedure	24
10.4	Periodic Payments	26
10.5	Right of Set Off	26
10.6	Payment of Indemnification	26
10.7	Insurance	27
10.8	Survival of Indemnification Rights	27
10.9	Exclusive Remedy	27

Article XI DISPUTE RESOLUTION		27
11.1	Arbitration	27
11.2	Waiver of Jury Trial; Exemplary Damages	29
11.3	Attorneys’ Fees	29

Article XII TERMINATION		29
12.1	Termination Without Default; Expenses	29
12.2	Termination Upon Default	30
12.3	Survival	31

Article XIII MISCELLANEOUS		31
13.1	Notices	31
13.2	Amendments; No Waivers; Remedies	33
13.3	Arms’ Length Bargaining; no Presumption Against Drafter	33
13.4	Publicity	33
13.5	Expenses	33
13.6	No Assignment or Delegation	33
13.7	Governing Law	34
13.8	Counterparts; Facsimile Signatures	34
13.9	Entire Agreement	34
13.10	Severability	34
13.11	Construction of Certain Terms and References; Captions	34
13.12	Further Assurances	35
13.13	Third Party Beneficiaries	35
13.14	Waiver	35
13.15	Seller Representative	35

EXHIBIT 3	REPRESENTATIONS AND WARRANTIES OF SELLER

EXHIBIT 4	REPRESENTATIONS AND WARRANTIES OF PARENT, LUXCO AND BHN

EXHIBIT 8	BUSINESS COMBINATION TENDER OFFER

EXHIBIT A	ACQUISITIONS, PLANTS AND REAL PROPERTY

EXHIBIT B	SHAREHOLDERS AGREEMENT

EXHIBIT C	ASSIGNMENT DEEDS

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PURCHASE AGREEMENT

This PURCHASE AGREEMENT (the “Agreement”), dated as of August 30, 2013, by and among Prime Acquisition Corp., a Cayman Islands company, (“Parent”), Prime BHN Luxembourg S.àr.l., a Luxembourg company, and wholly-owned subsidiary of Parent, (“LuxCo”), BHN LLC, a New York limited liability company, (“BHN”), and Futurum Energy SA, a Swiss company (“Seller”).

WITNESSETH:

A.           Parent was created specifically to acquire a target business within a set timeframe. Parent concluded its initial public offering on March 25th, 2011. It raised $36 million from investors and a private placement from its founders of about $1.6388 million;

B.           In order to exploit certain investment opportunities in southern Europe, Parent has recently incorporated LuxCo to serve as European investment platform to, among other things, invest in renewable energy assets located in Europe from several sellers;

C.           Seller is in process of acquiring (the “Acquisitions”) 100% of the issued and outstanding equity interests of certain Romanian companies (the “Companies”);

D.           Companies have been or will be formed to develop photovoltaic plants in Romania at the locations listed in Exhibit A, and have received or will receive all governmental and other required authorizations, permits and endorsements to build and connect those plants, and are or will be the sole owners and future beneficiaries, under applicable Romanian Laws, of certain rights and benefits attached to green certificates related to those plants; and

E.           Pursuant to Section 13.15, Seller desires to appoint Union European Concept Futurum Geie, a Romanian company (“GEIE”), as its true and lawful agent and attorney-in-fact (the “Representative”).

The parties accordingly agree as follows:

Article I
DEFINITIONS

The following terms, as used herein, have the following meanings:

1.1           “Action” means any legal action, suit, claim, investigation, hearing or proceeding, including any audit, claim or assessment for Taxes or otherwise.

1.2           “Additional Agreements” means the other agreements related to this Agreement to be signed at Closing, including the Registration Rights Agreement, the Operating and Maintenance Agreement, the Shareholders Agreement, the Voting Agreement, the Escrow Agreement and the Assignment Deeds.

1.3           “Additional Parent SEC Documents” is defined in Section 4.11 of Exhibit 4.

1.4           “Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person.

1.5           “ANRE” means the Romanian Energy Regulatory Authority.

1.6           “Acquisitions” is defined in the Preamble.

1.7           “Arbitrator” is defined in Section 11.1(a).

1.8           “Assignment Deeds” is defined in Section 2.1.

1.9           “Authority” means any governmental, regulatory or administrative body, agency or authority, any court or judicial authority, any arbitrator, or any public, private or industry regulatory authority, whether international, national, Federal, state, or local.

1.10         “Balance Sheets” is defined in Section 6.6.

1.11         “Basket” is defined in Section 10.1.

1.12         “BHN” is defined in the Preamble.

1.13         “Books and Records” means all books and records, ledgers, employee records, customer lists, files, correspondence, and other records of every kind (whether written, electronic, or otherwise embodied) owned or used by a Person or in which a Person’s assets, the Business or its transactions are otherwise reflected, other than stock books and minute books.

1.14         “Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, U.S.A. or Bucharest, Romania are authorized to close for business.

1.15         “Business” means the development of photovoltaic Plants by Seller, and, after Seller acquires each Company, such Company, and the management and operation of those Plants, including the production, sale and distribution of energy, and the acquisition and installation of photovoltaic equipment, and relevant Green Certificates derived therefrom.

1.16         “Business Investigation Period” is defined in Section 5.2.

1.17         “Closing Date” is defined in Section 2.4.

1.18         “Closing” is defined in Section 2.4.

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1.19         “Commercial Operation Date” means, with respect to each Plant, the date when (i) the decision for final accreditation (decizie privind acreditarea finala) for eligibility for 6 (six) Green Certificates has been issued by ANRE; (ii) the operation license (licenta pentru exploatarea comerciala a capacitatilor de producere a energiei electrice) has been issued by ANRE; and (iii) the operating agreement (conventie de exploatare) certifying that the Plants have been fully connected to the Grid has been duly executed.

1.20         “Companies” is defined in the Recitals.

1.21         “Contracts Subject to Consent” has the meaning provided in Section 3.7 of Exhibit 3.

1.22         “Contracts” means the Leases, the loan agreements and all contracts, agreements, leases (including equipment leases, car leases and capital leases), licenses, commitments, client contracts, statements of work (SOWs), sales and purchase orders and similar instruments, oral or written relating to the Business, to which any of the Companies is a party or by which any of the Real Property or Green Certificates are bound, including any agreement entered into by the Companies in compliance with Section 5.1 after the signing hereof and prior to the Closing, and all rights and benefits thereunder, including all rights and benefits thereunder with respect to all cash and other property of third parties under Seller’s or Companies’ dominion or control.

1.23         “Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled”, “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing a Person (“Controlled Person”) shall be deemed Controlled by (a) any other Person (“10% Owner”) (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast 10% or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive 10% or more of the profits, losses, or distributions of the Controlled Person; (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a 10% Owner ) of the Controlled Person; or (c) a spouse, parent, lineal descendant, sibling, aunt, uncle, niece, nephew, mother-in-law, father-in-law, sister-in-law, or brother-in-law of an Affiliate of the Controlled Person or a trust for the benefit of an Affiliate of the Controlled Person or of which an Affiliate of the Controlled Person is a trustee.

1.24         “Effective Date” means the later of (i) the date by which all the Plants are completed and connected to the Grid, and the Companies have received all necessary Governmental authorizations to obtain the Green Certificates, or (ii) December 31, 2013.

1.25         “Environmental Laws” is defined in Section 3.24 of Exhibit 3.

1.26         “Escrow Agent” means Loeb & Loeb LLP.

1.27         “Escrow Account” means the escrow account maintained by the Escrow Agent under the Escrow Agreement.

1.28         “Escrow Agreement” means the escrow agreement, dated as of the date of this Agreement, among Parent, Seller and the Escrow Agent.

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1.29         “Excess” is defined in Section 2.3(g).

1.30         “Exchange Rate” means the average exchange rate at which Euros may be exchanged into US Dollars for the 20 days preceding the third Business Day prior to the Closing Date, as set forth on the Reuters world currency webpage.

1.31         “Exchange Shares” is defined in Section 2.2.

1.32         “Fair Market Value” means, with respect to shares of Parent’s Common Stock:

(1) if Parent’s Common Stock is traded on a national securities exchange, the Fair Market Value shall be deemed to be the closing price on the trading day prior to any applicable date; or

(2) if Parent’s Common Stock is traded over-the-counter, the Fair Market Value shall be deemed to be the last sales price on the trading day prior to any applicable date; or

(3) if neither (1) nor (2) is applicable, the Fair Market Value of Parent’s Common Stock shall be at the commercially reasonable price per share which the Companies could obtain from a willing third-party buyer for shares of Parent’s Common Stock sold by the Companies, from authorized but unissued shares, as determined in good faith by Parent’s board of directors.

1.33         “Financial Statements” is defined in Section 3.8(a) of Exhibit 3.

1.34         “GEIE” is defined in the Recitals.

1.35         “Green Certificates” means tradable certificates evidencing a megawatt amount of electricity generated from renewable energy sources and injected into the public Grid, issued by the Romanian Authorities, according to Romanian Law no. 220/2008 regarding the system for promoting the production of electricity from renewable energy sources, as further amended and supplemented.

1.36         “Green Certificates Rights” means the right to receive monthly all the proceeds collected by each Company as a result of trading in any manner all the Green Certificates issued to such Companies during the lifespan of the Green Certificates support scheme, in accordance with the applicable Romanian Law.

1.37         “Green Certificates Rights Exchange Shares” is defined in Section 2.2(b).

1.38         “Green Certificates Rights Purchase Price” is defined in Section 2.2(b).

1.39         “Green Certificates Rights Stock Certificates” is defined in Section 2.2(b).

1.40         “Grid” means an interconnected network for delivering electricity from suppliers to consumers.

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1.41         “Hazardous Material” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

1.42         “IFRS” means the International Financial Reporting Standards.

1.43         “Indebtedness” means with respect to any Person, (a) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind (including amounts by reason of overdrafts and amounts owed by reason of letter of credit reimbursement agreements) including with respect thereto, all interests, fees and costs, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than accounts payable to creditors for goods and services incurred in the ordinary course of business that are not overdue), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien or security interest on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (f) all obligations of such Person under leases required to be accounted for as capital leases under IFRS, (g) all guarantees by such Person and (h) any agreement to incur any of the same.

1.44         “Indemnifiable Loss Limit” is defined in Section 10.1.

1.45         “Indemnification Notice” is defined in Section 10.3(a).

1.46         “Indemnified Party” is defined in Section 10.3.

1.47         “Indemnifying Parties” is defined in Section 10.3.

1.48         “Initial Shares” is defined in Section 2.3(b).

1.49         “Intellectual Property Rights” means all intellectual property rights arising under applicable federal, state or foreign Laws, including all patents, trademarks, tradenames, servicemarks, copyrights, domain names and applications, registrations and renewals for any of the foregoing, trade dress, logos, designs, inventions, manufacturing and other know-how, trade secrets, proprietary processes, formulae and information, confidential information, franchises, licenses, and all documentation and media constituting, describing or relating to the foregoing (including software, manuals, memoranda and records of a Person) together with the goodwill associated with any of the foregoing and all rights and remedies against infringement, misappropriation or other violation thereof.

1.50         “Inventory” means all of the Companies’ inventory, raw materials, components, work-in-process, finished products, spare parts, packaging materials and stores and supplies.

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1.51         “Law” means any domestic or foreign, Federal, state, municipality or local law, statute, ordinance, code, rule, or regulation or common law.

1.52         “Leases” means the leases with respect to the Real Property space leased by the Companies as set forth on Schedule 3.22 attached hereto, together with all fixtures and improvements erected on the premises leased thereby.

1.53         “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, and any conditional sale or voting agreement or proxy, including any agreement to give any of the foregoing.

1.54         “Loss(es)” is defined in Section 10.1.

1.55         “LuxCo Indemnitees” is defined in Section 10.1.

1.56         “LuxCo” is defined in the Preamble.

1.57         “Material Adverse Change” means, with respect to the parties hereto, any change, event or effect that individually or when taken together with all other changes, events and effects (financial or otherwise) that have occurred prior to the date of determination or, if another period is specified, during such period, is or is reasonably likely to be material and adverse to the operations, assets, liabilities, business or financial condition of the parties hereto; provided, however, without prejudicing whether any other matter qualifies as a Material Adverse Change, any matter involving a loss or payment in excess of $1,500,000 by the parties hereto shall constitute a Material Adverse Change with respect to the parties hereto, per se.

1.58         “Minority Interest” means a total number of shares of each Company representing 10% of the total issued and outstanding capital stock of each Company.

1.59         “Minority Interest Exchange Shares” is defined in Section 2.2(a).

1.60         “Minority Interest Purchase Price” is defined in Section 2.2(a).

1.61         “Minority Interest Stock Certificates” is defined in Section 2.2(a).

1.62         “Money Laundering Laws” is defined in Section 3.29 of Exhibit 3.

1.63         “OFAC” is defined in Section 3.30 of Exhibit 3.

1.64         “Operating and Maintenance Agreement” means that certain operating and maintenance Agreement by and between Seller or its Affiliates and each Company, pursuant to which Seller shall provide all necessary services for the proper functioning of the Plants, in form and substance satisfactory to the parties thereto.

1.65         “OPCOM” means the Romanian gas and electricity market operator.

1.66         “Order” means any decree, order, judgment, writ, award, injunction, rule or consent of or by an Authority.

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1.67         “Outside Closing Date” is defined in Section 12.1(a).

1.68         “Parent’s Common Stock” means the common stock, $0.001 par value per share, of Parent.

1.69         “Parent” is defined in the Recitals.

1.70         “Permits” is defined in Section 3.15 of Exhibit 3.

1.71         “Permitted Liens” means (i) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance which have been made available to Parent or LuxCo; (ii) mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the ordinary course of business that are not material to the Business operations and financial condition of the Companies so encumbered and that are not resulting from a breach, default or violation by Seller or the Companies of any Contract or Law to the extent applicable to the relevant assets; (iii) zoning, entitlement and other land use and environmental regulations by any Authority, provided that such regulations have not been violated, and (iv) the mortgages, or other security interests over the Business’s assets set forth on Schedule 3.22(a).

1.72         “Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

1.73         “Plants” means the photovoltaic plants developed by the Companies at the locations listed in Exhibit A, and all the equipment related thereto, including, solar panels, converters and cables.

1.74         “Pre-Closing Period” means any period that ends on or before the Closing Date, or with respect to a period that includes but does not end on the Closing Date, the portion of such period through and including the day of the Closing.

1.75         “Prospectus” is defined in Section 13.14.

1.76         “Provisionally Completed Plant” is defined in Section 2.6(a).

1.77         “Purchased Assets” is defined in Section 2.1.

1.78         “Purchase Notice” is defined in Section 2.7(a).

1.79         “Purchase Price” is defined in Section 2.2.

1.80         “Real Property” means, collectively, all real properties and interests therein (including the right to use pursuant to financial lease agreements), together with all buildings, fixtures, trade fixtures, plant and other improvements located thereon or attached thereto; all rights arising out of use thereof (including air, water, oil and mineral rights); and all subleases, franchises, licenses, permits, easements and rights-of-way which are appurtenant thereto.

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1.81         “Registration Rights Agreement” means the agreement in substantially the same form and substance as that certain registration rights agreement entered into in connection with Parent’s initial public offering pursuant to its prospectus, dated March 24, 2011, which was consummated on March 30, 2011.

1.82         “Regulatory Risk” is defined in Section 2.2(c).

1.83         “Remaining Shares” is defined in Section 2.6(b).

1.84         “Representative” is defined in the Recitals.

1.85         “Restrictive Covenants” is defined in Section 6.2.

1.86         “Romanian Authorities” means any national, regional, local authority or other governmental body, agency, instrumentality, commission, department, court, ministry, regulatory, self-regulatory, or similar authority or organization having competent jurisdiction, including institutions of the European Union.

1.87         “SEC” means the U.S. Securities and Exchange Commission.

1.88         “Seller” is defined in the Recitals.

1.89         “Seller Indemnitees” is defined in Section 10.2.

1.90         “Seller Parties” is defined in Section 3.4 of Exhibit 3.

1.91         “Seller Purchase Notice” is defined in Section 2.7(c).

1.92         “Shareholders Agreement” means that certain shareholders agreement by and among Parent, LuxCo and Seller pursuant to which the Companies shall not take, without Parent’s prior written consent, the actions listed in Exhibit B hereto.

1.93         “Short Sale” means any short sale as defined in Rule 200 of Regulation SHO under the U.S. Exchange Act of 1934, as amended.

1.94         “Stock Certificates” is defined in Section 2.2.

1.95         “Tangible Assets” means all tangible personal property and interests therein in excess of $100,000 individually, including machinery, computers and accessories, furniture, office equipment, communications equipment, vehicles, automobiles, trucks, forklifts and other vehicles owned/leased by Companies or Seller as it relates to the Business and other tangible property other than the Real Property, including the items listed on Schedule 3.22;

1.96         “Tax Return” means any return, information return, declaration, claim for refund or credit, report or any similar statement, and any amendment thereto, including any attached schedule and supporting information, whether on a separate, consolidated, combined, unitary or other basis, that is filed or required to be filed with any Taxing Authority in connection with the determination, assessment, collection or payment of a Tax or the administration of any Law relating to any Tax.

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1.97         “Tax(es)” means any tax or duty required by law to be paid and imposed by any Taxing Authority, including income tax, franchise tax, excise tax, gross receipts tax, windfall profits tax, property tax, capital gain tax, sales tax, value added tax, transfer tax, stamp duty and payroll tax and registration and similar taxes and Taxes shall be construed accordingly.

1.98         “Taxing Authority” means any government, state, province, region or municipality or any governmental, state, provincial, social or other fiscal, revenue, customs or excise authority, body or official or other authority competent to impose, assess or collect any liability relating to any taxes or duties, anywhere in the world.

1.99         “Third-Party Claim” is defined in Section 10.3.

1.100       “Trust Account” has the meaning provided in Section 13.14.

1.101       “Voting Agreement” means that certain voting agreement in form and substance satisfactory to the parties thereof relating to nominations to Parent’s board of directors.

Article II
TERMS AND CONDITIONS OF THE PURCHASE AND SALE

2.1           Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, at the Closing, Parent shall acquire from Seller and Seller shall convey, transfer, assign and deliver to Parent, free and clear of any Liens and adverse claims, the Minority Interest, and Parent and Seller shall enter into debt assignment and assumption agreements with each Company (the “Assignment Deeds”) substantially in the form of Exhibit C hereto, whereby Seller shall assign to each Company and each Company shall assume the obligation to pay to Parent the relevant portion of the Green Certificates Rights, each such Company shall be directly liable towards Parent for 100% of such assigned liability (the Minority Interest and the Green Certificates Rights, collectively, the “Purchased Assets”). Immediately subsequent to the Closing, Parent shall transfer each Purchased Asset to LuxCo, in exchange for shares of LuxCo.

2.2           Purchase Price.

(a)          The consideration for the Minority Interest (“Minority Interest Purchase Price”) shall be 100 shares of Parent’s Common Stock (the “Minority Interest Exchange Shares”), which shall be represented by certificates (the “Minority Interest Stock Certificates”).

(b)          The consideration for the Green Certificates Rights (the “Green Certificates Rights Purchase Price,” and, together with the Minority Interest Purchase Price, the “Purchase Price”) shall be a number of shares of Parent’s Common Stock (the “Green Certificates Rights Exchange Shares”, and together with the Minority Interest Exchange Shares, the “Exchange Shares”) equal to (i) (a) Euro 188,062,500 multiplied by (b) the Exchange Rate, divided by (ii) $10. The Green Certificate Rights Exchange Shares shall be represented by stock certificates (the “Green Certificates Rights Stock Certificates,” and, together with the Minority Interest Stock Certificates, the “Stock Certificates”).

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(c)          The Parties hereby acknowledge that the Green Certificates Rights Purchase Price is determined on the basis of the assumption that each Company shall be entitled to receive 6 (six) Green Certificates for each MWh generated and injected into the Grid and that the Companies will complete in accordance with Section 2.3(c) all of the Plants no later than December 31, 2013. In the event that in the period between signing of this Agreement and the Commercial Operation Date for the last Plant to reach such date, the Romanian legislative framework for the Green Certificates support scheme is changed so as to cause a reduction: (i) in the number of Green Certificates granted to the Companies with respect to the electricity generated by the Plants; and/or (ii) in the number of years any of the Companies may be accredited for the Green Certificates support scheme; and/or (iii) in the minimum or maximum trading value of the Green Certificates (“Regulatory Risk”), the Green Certificates Rights Purchase Price shall be proportionally reduced.

(d)          If, during the Business Investigation Period, Parent identifies, in the course of its investigation of the Companies or as a result of any disclosure by Seller in an updated or modified disclosure schedule pursuant to Article III, a liability of any Company that constitutes or could reasonably be expected to cause a Material Adverse Change for such Company, Parent may, by written notice delivered to Seller during the Business Investigation Period, exclude such Company from the transactions contemplated by this Agreement, in which case (i) such Company shall cease to be a Company under this Agreement, (ii) the Plants developed or to be developed by such Company shall cease to be Plants under this Agreement, (iii) Parent shall not acquire a Minority Interest in such Company or any Green Certificates Rights with respect to the Plants developed or to be developed by such Company and (iv) the Purchase Price shall be reduced by an amount equal to the product of (y) the Purchase Price and (z) the quotient of (1) the aggregate capacity in MWh set out in Exhibit A of all Plants developed or to be developed by such Company, divided by (2) the aggregate capacity in MWh set out in Exhibit A of all Plants (whether developed or to be developed by such Company or any other Company).

(e)          Parent shall, at or prior to the Closing, deposit the Purchase Price, including the Stock Certificates representing the Exchange Shares, with the Escrow Agent to hold in the Escrow Account in accordance with the Escrow Agreement.

2.3           Delivery of the Exchange Shares.

(a)          On the Closing Date, the Minority Interest Stock Certificates representing the Minority Interest Exchange Shares shall be released from the Escrow Account for delivery to Seller at its address for notices in accordance with Section 13.1.

(b)          On the Closing Date, the Green Certificates Rights Stock Certificates representing 20% of the Green Certificates Rights Exchange Shares (the “Initial Shares”) shall be released from the Escrow Account for delivery to Seller at its address for notices in accordance with Section 13.1.

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(c)          The Green Certificates Rights Stock Certificates representing 50% of the Green Certificates Rights Exchange Shares shall, on the date on which all of the Plants have been “completed” and have started trial operation, be released from the Escrow Account for delivery to Seller at its address for notices in accordance with Section 13.1. The completion date shall be verified in a letter to Parent by a construction monitor appointed by Parent, which will include copies of the reception protocol at the completion of works (proces verbal la terminarea lucrarilor) and of the preliminary accreditation (acreditare preliminara) issued by ANRE with respect to each and every Plant.

(d)          The Green Certificates Rights Stock Certificates representing 30% of the Green Certificates Rights Exchange Shares shall, on the date by which all Plants have reached their Commercial Operation Date, be released from the Escrow Account for delivery to Seller at its address for notices in accordance with Section 13.1. The Commercial Operation Date shall be evidenced by copies of the respective decision for final accreditation for eligibility for 6 (six) Green Certificates, and the applicable operation license and the operating agreement.

(e)          The Stock Certificates shall bear the legend set forth on Schedule 2.3. No certificates or scrip representing fractional shares of the Exchange Shares will be issued, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Parent. Any fractional shares will be rounded to the nearest whole share.

(f)          Intentionally deleted.

(g)          In the event of the Regulatory Risk occurring after Closing but before the Commercial Operation Date for the last Plant to reach such date, the Green Certificates Rights Purchase Price shall be adjusted according to the provisions of Section 2.2 (c), and any excess (the “Excess”) of Green Certificates Rights Exchange Shares (and Green Certificates Rights Stock Certificates representing those shares) released from the Escrow Account pursuant to Section 2.3 (b) over the number of such shares that would have been released from the Escrow Account at the adjusted Green Certificates Rights Purchase Price shall be deducted from the Green Certificates Rights Exchange Shares (and the Green Certificates Rights Stock Certificates representing those shares) to be released from the Escrow Account pursuant to Sections 2.3 (c) and (d). To the extent that any Stock Certificates remain in the Escrow Account after the release of all Stock Certificates to be released to Seller under Section 2.3, such remaining Stock Certificates shall be released from the Escrow Account for delivery to Parent. To the extent that the Excess is greater than the number of Green Certificates Rights Exchange Shares to be delivered pursuant to Sections 2.3 (c) and (d), Seller shall deliver Initial Shares (and Green Certificates Rights Stock Certificates representing those shares) to Parent.

(h)          Seller and Parent shall give joint written instructions to the Escrow Agent to implement the releases from the Escrow Account provided for in this Section 2.3.

2.4           Closing. Subject to the terms and conditions of this Agreement, the closing (the “Closing”) shall take place on September 30, 2013 at 10:00 a.m. local time, or at such other date, time or place as Parent and Seller may agree (the date and time at which the Closing is actually held being the “Closing Date”). At the Closing:

(a)          Parent shall deliver the Exchange Shares (and the Stock Certificates representing those shares) to the Escrow Agent in accordance with Section 2.2.

(b)          Seller and Parent shall enter into the Additional Agreements.

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(c)          Seller shall transfer to Parent the Minority Interest.

2.5           Sale of Exchange Shares.

(a)          Seller acknowledges that the sale of Exchange Shares in public market transactions is subject to the registration statement to be filed by Parent pursuant to the Registration Rights Agreement.

(b)          Seller agrees to not sell in public market or private transactions any of the Exchange Shares until the Effective Date, and, thereafter, to not selling in public market transactions on a monthly basis more than a number of Exchange Shares equal to the total number of Exchange Shares representing the Purchase Price, divided by 36.

(c)          From the date of this Agreement through the date on which Seller sells in accordance with this Agreement all of the Exchange Shares held by it, Seller irrevocably agrees that it will not (i) enter into any swap, hedge or other similar arrangement (excluding any security interest arrangement), or engage in any Short Sales with respect to any Exchange Shares, or (ii) sell any Exchange Shares in public market transactions, in both cases at a price per share less than the lowest third-party ask price in the market (not including an ask price posted by Seller or any of its agents or affiliates).

(d)          In furtherance of the foregoing, Parent will (i) place an irrevocable stop order on all Exchange Shares, including those which are covered by a registration statement, and (ii) notify its transfer agent in writing of the stop order and the restrictions on the Exchange Shares under this Agreement and direct its transfer agent not to process any attempts by any Seller to resell or transfer any Exchange Shares, except, in both cases, in compliance with this provision.

(e)          Notwithstanding anything in this Section 2.5 to the contrary, Seller may grant security interests, liens, charges or similar rights in, or pledge, the Exchange Shares to secure any of Seller’s liabilities.

2.6           Call Options.

(a)          In the event that the Companies fail to complete all the Plants in accordance with Section 2.3(c) by February 28, 2014 (each Plant so completed by that date, a “Provisionally Completed Plant”), Parent shall have the right to repurchase from Seller, pursuant to the procedures set forth in Section 2.7, for a purchase price of Euro 0.01 per share of Parent’s Common Stock, a number of shares of Parent’s Common Stock equal to (i) the number of Exchange Shares, minus (ii) the number of Exchange Shares multiplied by the quotient of (A) the aggregate capacity in MWh set out in Exhibit A of all Provisionally Completed Plants, divided by (B) the aggregate capacity in MWh set out in Exhibit A of all Plants (whether or not completed by February 28, 2014).

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(b)          In the event that the Companies fail to achieve the Commercial Operation Date for all of the Provisionally Completed Plants in accordance with Section 2.3(d) by June 30, 2014, Parent shall have the right to repurchase from Seller, pursuant to the procedures set forth in Section 2.7, for a purchase price of Euro 0.01 per share of Parent’s Common Stock, a number of shares of Parent’s Common Stock equal to (i) the number of Exchange Shares not repurchased by Seller under Section 2.6(a) (the “Remaining Shares”), minus (ii) the number of Remaining Shares multiplied by the quotient of (A) the aggregate capacity in MWh set out in Exhibit A of all Provisionally Completed Plants for which the Companies achieve the Commercial Operation Date by June 30, 2014, divided by (B) the aggregate capacity in MWh set out in Exhibit A of all Provisionally Completed Plants (whether or not the Companies have achieved the Commercial Operation Date for those Plants by June 30, 2014).

(c)          If Parent exercises its right to repurchase Parent’s Common Stock pursuant to Section 2.6(a) or (b), Seller shall have the right to repurchase from Parent, LuxCo or any subsequent transferee, pursuant to the procedures set forth in Section 2.7, for an aggregate purchase price of 1 share of Parent’s Common Stock, (i) the Green Certificates Rights related to the Plant with respect to which Parent exercises its repurchase right and (ii) the Minority Interest in the Company that operates that Plant.

2.7           Call Option Exercise Procedures.

(a)          If Parent wishes to exercise its right to repurchase Parent’s Common Stock pursuant to Section 2.6(a) or (b), Parent shall deliver to Seller a written notice (the “Purchase Notice”) specifying the number of shares of Parent’s Common Stock for which Parent wishes to exercise that right. The Purchase Notice must be delivered not later than fifteen (15) Business Days after (i) February 28, 2013, in the case of a repurchase under Section 2.6(a), or (ii) June 30, 2014, in the case of a repurchase under Section 2.6(b).

(b)          Seller shall at the closing of any repurchase consummated pursuant to Section 2.7(a), (i) represent and warrant to Parent that Seller (A) has all the necessary power and authority and has taken all necessary action to sell to Parent the shares of Parent’s Common Stock that Parent is repurchasing and (B) that Seller will transfer those shares of Parent’s Common Stock to Parent free and clear of any and all Liens and free and clear of adverse claims and (ii) deliver to Parent a certificate or certificates representing those shares of Parent’s Common Stock, accompanied by stock powers and all necessary stock transfer taxes paid and stamps affixed, if necessary, against receipt of the purchase price therefor pursuant to Section 2.6(a) or (b).

(c)          If Seller wishes to exercise its right to repurchase Green Certificates Rights and Minority Interests pursuant to Section 2.6(c), Seller shall deliver to Parent a written notice (the “Seller Purchase Notice”) specifying the Green Certificates Rights and Minority Interests for which Seller wishes to exercise that right. To the extent that such Green Certificates Rights or Minority Interests are then held by LuxCo or a subsequent transferee, Parent shall cause LuxCo or such subsequent transferee to comply with Seller’s repurchase right.

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(d)          Parent shall, or shall cause LuxCo or any subsequent transferee of Green Certificates Rights or Minority Interests to, at the closing of any repurchase consummated pursuant to Section 2.7(b), (i) represent and warrant to Seller that such Person (A) has all the necessary power and authority and has taken all necessary action to sell to Seller the Green Certificates Rights and Minority Interests that Seller is repurchasing and (B) that such Person will transfer those Green Certificates Rights and Minority Interests to Seller free and clear of any and all Liens, and, in the case of such Minority Interests, free and clear of adverse claims and (ii) deliver to Seller (A) such Person’s written acknowledgement that it has no further rights with respect to those Green Certificates Rights, under the Assignment Deed for those Green Certificates Rights or otherwise and (B) a certificate or certificates representing the Minority Interests, accompanied by stock powers and all necessary stock transfer taxes paid and stamps affixed, if necessary, against receipt of the purchase price therefor pursuant to Section 2.6(c).

(e)          The closing of any purchase and sale pursuant to this Section 2.7 shall take place no later than 20 Business Days following receipt by Seller of the Purchase Notice or Parent of the Seller Purchase Notice, as applicable.

(f)          Parent, Luxco, Seller and Companies shall take all actions as may be reasonably necessary to consummate the sales contemplated by this Section 2.7, including, without limitation, entering into agreements and delivering certificates and instruments and consents as may be deemed necessary or appropriate.

Article III
REPRESENTATIONS AND WARRANTIES OF
SELLER

Except as set forth in the corresponding section of the disclosure schedules delivered to Parent and Luxco as soon as possible after the date hereof or, with respect to any matter concerning any Company, as soon as possible after Seller acquires such Company, and in either case subject to subsequent updates and modifications, Seller hereby represents and warrants to Parent and LuxCo that each of the representations and warranties set forth in Exhibit 3, is true and correct as of the date specified in such representation and warranty, or, if no such date is specified, as of the date of this Agreement and as of the Closing Date. The disclosure schedules shall be deemed to qualify the corresponding representations and warranties regardless of whether the relevant portion of such representations and warranties specifically provides that it is subject to the qualifications set forth in the disclosure schedules. No matter set forth in any disclosure schedule delivered after the date of this Agreement, nor any update or modification to any disclosure schedule, shall form the basis for any claim that any representation or warranty contained in this Agreement has been breached or is untrue, or for any claim for indemnification under Article X, provided, that nothing in this sentence shall prevent Parent from terminating this Agreement pursuant to Section 12.1(b) as a result of such matter.

Article IV
REPRESENTATIONS AND WARRANTIES OF LUXCO

Except as set forth in the corresponding section of the disclosure schedules delivered to Seller concurrently herewith, each of Parent and LuxCo, jointly and severally, hereby represents and warrants to Seller that each of the representations and warranties set forth in Exhibit 4, is true and correct as of the date of this Agreement and as of the Closing Date.

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Article V
COVENANTS OF SELLER PENDING CLOSING

Seller covenants and agrees that:

5.1           Conduct of the Business.

(a)          From the later of the date hereof and the day on which Seller acquires each Company, through the Closing Date, each Company shall conduct the Business only in the ordinary course, consistent with past practices, and shall not enter into any material transactions without the prior written consent of Parent or LuxCo, and shall use its best efforts to preserve intact the business relationships with employees, clients, suppliers, tenants, financing banks and other third parties. Without limiting the generality of the foregoing, from the later of the date hereof and the day on which Seller acquires each Company until and including the Closing Date, without Parent or LuxCo’s prior written consent, with respect to the Business, no Company shall:

(i)          amend, waive any provision of, terminate prior to its scheduled expiration date, or otherwise compromise in any way, any Contract, or any other right or asset of such Company;

(ii)         modify, amend or enter into any contract, deed, agreement, lease, license or commitment, which (A) is with respect to Real Property, (B) extends for a term of one year or more or (C) obligates the payment of more than $150,000 (individually or in the aggregate for each Company);

(iii)        make any capital expenditures in excess of $150,000 (individually or in the aggregate for each Company);

(iv)        sell, lease, license or otherwise dispose of any of such Company’s assets, including without limitation such Company’s Real Property, or assets covered by any Contract except (i) pursuant to existing contracts or commitments disclosed herein, and (ii) in the ordinary course of business consistent with past practice;

(v)         pay, declare or promise to pay any dividends or other distributions with respect to its capital stock, or pay, declare or promise to pay any other payments to Seller or any Affiliate of such Company;

(vi)        authorize any salary increase of more than 10% for any employee making an annual salary of greater than $50,000 or in excess of $80,000 in the aggregate for each Company on an annual basis or change the bonus or profit sharing policies of such Company.

(vii)       obtain or incur any loan or other Indebtedness, including drawings under such Company’s existing lines of credit;

(viii)      suffer or incur any Lien on any of such Company’s assets, including without limitation such Company’s Real Property, except for Permitted Liens;

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(ix)         suffer any damage, destruction or loss of property related to any of Company’s assets, including without limitation such Company’s Real Property, whether or not covered by insurance;

(x)          delay, accelerate or cancel any receivables or Indebtedness owed to such Company;

(xi)         allow such Company to be acquired by any other Person;

(xii)        suffer any insurance policy protecting any of such Company’s assets, including without limitation the Real Property, to lapse;

(xiii)       make any change in its accounting principles or methods or write down the value of any Inventory or assets, including without limitation such Company’s Real Property;

(xiv)      extend any loans other than travel or other expense advances to employees in the ordinary course of business not to exceed $8,000 individually or $50,000 in the aggregate;

(xv)       effect or agree to any change in any practices or terms, including payment terms, with respect to customers or suppliers;

(xvi)      hire any employees, consultants or advisors;

(xvii)     make or change any material Tax election or change any annual Tax accounting periods; or

(xviii)    agree to do any of the foregoing.

(b)          Seller shall not, and, from the date on which Seller acquires each Company, shall cause such Company not to, (i) take or agree to take any action that might make any representation or warranty of Seller hereunder inaccurate or misleading in any respect at, or as of any time prior to, the Closing Date or (ii) omit to take, agree to omit to take, or suffer such Company to omit to take or agree to omit to take, any action necessary to prevent any such representation or warranty from being inaccurate or misleading in any respect at any such time.

5.2           Access to Information. From the date hereof and until and including the Closing Date (“Business Investigation Period”), Parent and LuxCo may, at their discretion, conduct such investigations of the Business as LuxCo or Parent deem necessary to evaluate the Business, including, permits, approvals and all other information and matters which LuxCo or Parent deem advisable. Seller shall (i) use its best efforts to cooperate with, and from the date on which Seller acquires each Company, cause such Company to cooperate with, LuxCo and Parent in connection with LuxCo’s and Parent’s reviews and investigations of the Business, including making available to LuxCo and Parent copies of all files, documentation, and other materials relating to the Business in the possession or within the control of such Company or Seller for the purpose of conducting such investigations, and (ii) cause the employees, legal counsel, accountants, and representative of Seller and, from the date on which Seller acquires each Company, such Company to cooperate with LuxCo and Parent in their investigation of the Business. If requested by LuxCo or Parent, Seller shall use its best efforts to arrange for representatives of LuxCo or Parent to meet with or speak to the representatives of the Romanian Authorities, including ANRE and OPCOM.

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5.3           Notices of Certain Events. Seller shall promptly notify Parent or LuxCo of:

(a)          any notice or other communication from any Person alleging or raising the possibility that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, or that the transactions contemplated by this Agreement might give rise to any Action or other rights by or on behalf of such Person or result in the loss of any rights or privileges of Seller or Companies (or LuxCo or Parent, post-Closing) to any such Person or create any Lien on the Purchased Assets;

(b)          any notice or other communication from any Authority in connection with the transactions contemplated by this Agreement or the Additional Agreements;

(c)          any notice or other communication from any Authority in connection with the availability or terms of the Green Certificates;

(d)          any Actions commenced or threatened against, relating to or involving or otherwise affecting Seller or, from the date on which Seller acquires each Company and each Purchased Asset, such Company or such Purchased Asset, or that relates to the consummation of the transactions contemplated by this Agreement or the Additional Agreements;

(e)          the occurrence of any fact or circumstance which constitutes or results, or could be expected to constitute or result in a Material Adverse Change; and

(f)          the occurrence of any fact or circumstance which constitutes or results, or could be expected to constitute or result in any representation made hereunder by Seller to be false or misleading in any respect or to omit or fail to state a material fact.

5.4           SEC Filings.

(a)          Seller acknowledges that:

(i)          Parent will be required to file Annual Reports on Form 20-F that may be required to contain information about the transactions contemplated by this Agreement; and

(ii)         Parent will be required to file Reports of Foreign Private Issuer on Form 6-K to announce the transactions contemplated hereby and other significant events that may occur in connection with such transactions.

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(b)          In connection with any filing Parent makes with the SEC that requires information about the transactions contemplated by this Agreement to be included, Seller and, from the date on which Seller acquires each Company, such Company, shall, in connection with the disclosure included in any such filing or the responses provided to the SEC in connection with the SEC’s comments to a filing (i) cooperate with LuxCo and Parent, (ii) respond to questions about Seller and such Company required in any filing or requested by the SEC, and (iii) provide any information requested by Parent or Parent’s representatives in connection with any filing with the SEC.

5.5           Exclusivity. Neither Seller nor anyone acting on its behalf is currently involved, directly or indirectly, in any activity which is intended to, nor for so long as this Agreement is in effect, shall Seller or, from the date on which Seller acquires each Company, such Company, nor anyone acting on their behalf, directly or indirectly, (a) encourage, solicit, initiate or participate in discussions or negotiations with, or provide any information to or cooperate in any manner with any Person, other than Parent, LuxCo, BHN or their Affiliates (collectively “Excluded Persons”), or an officer, partner, employee or other representative of an Excluded Person, concerning the sale by Seller or such Company of all or any part of the Business (other than the sale of Inventory or services in the ordinary course of business), whether such transaction takes the form of a sale of stock, assets, merger, consolidation, or issuance of debt securities or making of a loan or otherwise or any joint venture or partnership or (b) otherwise solicit, initiate or encourage the submission (or attempt to submit) of any inquiry or proposal contemplating the sale by Seller or such Company of all or any part of the Business, or (c) consummate any such transaction or accept any offer or agree to engage in any such transaction. Seller shall promptly (within 24 hours) communicate to LuxCo or Parent the terms of any proposal, contract or sale which Seller, or, from the date on which Seller acquires each Company, such Company may receive in respect of any of the foregoing and respond to any such communication in a manner reasonably acceptable to LuxCo or Parent. The notice of Seller under this Section 5.5 shall include the identity of the person making such proposal or offer, copies (if written) or a written description of the terms (if oral) thereof and any other such information with respect thereto as LuxCo or Parent may reasonably request.

Article VI
COVENANTS OF SELLER

Seller covenants and agrees that:

6.1           Confidentiality. Except as otherwise required by law, prior to and after the Closing, Seller shall not, and, from the date on which Seller acquires each Company, Seller shall cause such Company not to, without the prior written consent of Parent or LuxCo, or a person authorized thereby, disclose to any other Person or use (whether for the account of Companies, Seller or any other party) any confidential information or proprietary work product of LuxCo or Parent. In the event Seller, or, from the date on which Seller acquires each Company, such Company believe that any of them are required to disclose any such confidential information pursuant to applicable Laws, Seller shall give timely written notice to LuxCo or Parent so that LuxCo or Parent may have an opportunity to obtain a protective order or other appropriate relief. Seller, and, from the date on which Seller acquires each Company, such Company, shall cooperate fully in any such action by LuxCo or Parent.

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6.2           Injunctive Relief. If Seller breaches, or threatens to commit a breach of, any of the covenants set forth in Sections 5.1, 5.2, 5.5, 6.1, 8.2 or 13.4 (the “Restrictive Covenants”), LuxCo shall have, in addition to, and not in lieu of, any other rights and remedies available to LuxCo by agreement (including those set forth in Section 11.1 hereof), under law or in equity, the right and remedy to have the Restrictive Covenants specifically enforced by any court having equity jurisdiction, all without the need to post a bond or any other security or to prove any amount of actual damage or that money damages would not provide an adequate remedy, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to LuxCo and that monetary damages will not provide adequate remedy to LuxCo; and

6.3           Best Efforts to Obtain Consents. Seller shall use its best efforts, including, from the date on which Seller acquires each Company, causing such Company to use its best efforts, to obtain the consents of each counterparty under the Contracts Subject to Consent as promptly as practicable hereafter.

6.4           Conduct of the Business. From the date hereof through the Effective Date, Seller shall use its best efforts, including from the date on which Seller acquires each Company, causing such Company to use its best efforts, to (a) complete the Plants, including connecting such Plants to the Grid, and obtain all necessary Permits and other authorizations from Authorities for the issuance of the Green Certificates to the Companies, and (b) comply at all times with the Operating and Maintenance Agreement.

6.5           Acquisitions. By no later than September 16, 2013, Seller shall complete the Acquisitions, other than payment of deferred consideration not then due, and Seller shall deliver to Parent a list of the names of the Companies. Notwithstanding anything in this Agreement to the contrary, Parent’s, LuxCo’s and BHN’s sole remedy for any failure by Seller to complete the Acquisitions by no later than September 16, 2013, other than payment of deferred consideration not then due, shall be to terminate this Agreement in accordance with Section 12.1(c), and Seller shall have no liability to Parent, LuxCo or BHN in connection with such failure.

6.6           Balance Sheets. Seller shall deliver to Parent, on or prior to the Closing Date, the most recent available balance sheet of each Company. The balance sheets delivered by Seller pursuant to this Section 6.6 are called the “Balance Sheets.”

Article VII
COVENANTS OF PARENT, LUXCO AND BHN

Parent, LuxCo and BHN covenant and agree that from and after the Closing, Parent shall effect the registration of the Exchange Shares in accordance with the provisions of and its obligations under the Registration Rights Agreement. The registration statement to be filed by Parent pursuant to the Registration Rights Agreement will be prepared by Loeb & Loeb LLP.

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Article VIII
COVENANTS OF ALL PARTIES HERETO

The parties hereto covenant and agree that:

8.1           Best Efforts; Further Assurances. Subject to the terms and conditions of this Agreement, each party shall use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Laws, and, in the case of Seller and, from the date on which Seller acquires each Company, such Company, as reasonably requested by LuxCo or Parent, to consummate and implement expeditiously each of the transactions contemplated by this Agreement. The parties hereto shall execute and deliver such other documents, certificates, agreements and other writings and take such other actions as may be necessary or desirable in order to consummate or implement expeditiously each of the transactions contemplated by this Agreement in order to transfer all the Purchased Assets to Parent and to vest in Parent and LuxCo good, valid and marketable title to the Purchased Assets, free and clear of all Liens.

8.2           Confidentiality of Transaction. Subject to Section 5.4, any information (except publicly available or freely usable material obtained from another source) respecting any party or its Affiliates will be kept in strict confidence by all other parties to this Agreement and their agents. Except as required by Law, Seller shall not, and shall cause its Affiliates (including, from the date on which Seller acquires each Company, such Company), directors, officers, employees or agents not to, disclose the terms of the transactions contemplated hereunder or by any Additional Agreement at any time, currently, or on or after the Closing, regardless of whether the Closing takes place, except as required by Law or as necessary to their attorneys, accountants and professional advisors, in which instance such Persons shall be advised of the confidential nature of the terms of the transaction and shall themselves be required to keep such information confidential. Subject to Section 5.4, except as required by Law, each party shall retain all information obtained from the other and their legal counsel on a confidential basis except as necessary to their attorneys, accountants and professional advisors, in which instance such persons and any employees or agents of such party shall be advised of the confidential nature of the terms of the transaction and shall themselves be required by such party to keep such information confidential.

8.3           Business Combination Tender Offer.

The parties hereto covenant and agree to comply with the business combination tender offer covenants set forth in Exhibit 8.

Article IX
CONDITIONS TO CLOSING

9.1           Condition to the Obligations of the Parties. The obligations of all of the parties to consummate the Closing are subject to the satisfaction of all the following conditions: (a) no provision of any applicable Law, and no Order shall prohibit or impose any condition on the consummation of the Closing, (b) there shall not be pending any Action brought by a third-party non-Affiliate to enjoin or otherwise restrict the consummation of the Closing, (c) the Business Combination Tender Offer shall have been completed and Parent shall have accepted the shares of Parent’s Common Stock validly tendered and not validly withdrawn pursuant to the Tender Offer and no more than a number of shares of Parent’s Common Stock equal to eighty-three percent (83%) of the IPO Shares as defined in Parent’s Amended and Restated Memorandum and Article of Association shall have been validly tendered and not validly withdrawn prior to the expiration of the Business Combination Tender Offer and (d) the Escrow Agent shall have entered into and delivered a counterpart signature page of the Escrow Agreement.

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9.2           Conditions to Obligations of Parent, LuxCo and BHN. The obligation of Parent, LuxCo and BHN to consummate the Closing is subject to the satisfaction, or the waiver at Parent, LuxCo and BHN’s sole and absolute discretion, of all the following further conditions:

(a)          Seller shall have duly performed all of its obligations hereunder required to be performed by it at or prior to the Closing Date.

(b)          All of the representations and warranties of Seller contained in this Agreement, the Additional Agreements and in any certificate delivered by Seller pursuant hereto, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Change, regardless of whether it involved a known risk, shall: (i) be true and correct in all material respects at and as of the date of this Agreement, or, if otherwise specified, when made or when deemed to have been made, and (ii) be true and correct in all material respects as of the Closing Date.

(c)          From the date of this Agreement through the Closing Date, there shall have been no event, change or occurrence which individually or together with any other event, change or occurrence during such period, could reasonably be expected to have a Material Adverse Change, regardless of whether it involved a known risk.

(d)          Parent or LuxCo shall have received a certificate of Seller, signed on behalf of Seller by a duly authorized officer of Seller, to the effect set forth in clauses (a) through (c) of this Section 9.2.

(e)          No court, arbitrator or other Authority shall have issued any judgment, injunction, decree or order, or have pending before it a proceeding for the issuance of any thereof, and there shall not be any provision of any applicable Law restraining or prohibiting the consummation of the Closing, the ownership by LuxCo of the Purchased Assets or the effective operation of the Business after the Closing Date.

(f)          Parent and LuxCo shall have received all documents they may request relating to the existence of Companies and Seller and the authority of Companies and Seller to enter into and perform under this Agreement and the Additional Agreements to which they are parties, all in form and substance reasonably satisfactory to Parent and LuxCo and their legal counsel, including (i) a copy of the certificate of incorporation or comparable document of formation of each Company and Seller, (ii) copies of resolutions duly adopted by the board of directors or similar governing body (A) of Seller authorizing this Agreement and (B) of Seller and each Company authorizing the Additional Agreements to which they are parties, and the transaction contemplated hereby and thereby, (iv) a recent good standing certificate regarding Seller and each Company from the office of any appropriate Authority of the jurisdictions in which they are organized and, with respect to the Companies, each other jurisdiction in which they are qualified to do business.

(g)          Parent and LuxCo shall be fully satisfied, in their sole discretion which shall be exercised in good faith, with the results of their and their representatives’ review of the Business, (including any review of the capitalization, Real Property, assets, processes, systems, financial condition, and prospects of the Business), provided, that no such review shall affect any representation or warranty of Seller given hereunder or in any instrument related to the transactions contemplated hereby.

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(h)          Parent and LuxCo shall have received copies of the consents of all the counterparties to the Contracts Subject to Consent, in form and substance reasonably satisfactory to LuxCo, and no such consent shall have been revoked.

(i)          Each Company and Seller shall have entered into and delivered a counterpart signature page of each Additional Agreement to which it is a party.

(j)          Seller shall own 100% of the equity interests of each Company.

(k)          Counsel to Seller shall have delivered an opinion under Romanian Law, in standard form for transactions similar to the one contemplated by this Agreement, as mutually agreed upon by the counsel for Parent and Seller.

(l)          Seller shall have delivered to Parent’s satisfaction updated disclosure schedules to this Agreement and all such updated disclosure schedules shall be true and correct as of the date with respect thereto set forth in the respective representation and warranty.

(m)          The parties hereto shall have purchased a directors and officers liability insurance policy for a minimum coverage amount of $10,000,000 for Parent’s pre-transaction directors and officers, which will cover the directors and officers for a period of at least three (3) years after the Closing. The policy will be paid for by Parent with funds made available in connection with the Closing.

(n)          Seller and the Companies shall have delivered to Parent copies of all insurance policies provided to the Companies by the engineering, procurement and construction contractors engaged by the Companies under the agreements executed by each Company with such contractors prior to the Closing Date

(o)          Radiomarelli SA, a Swiss company, shall have purchased from Parent at least $26,000,000 of Parent’s Common Stock at a per share purchase price of $9.10.

9.3           Conditions to Obligations of Seller . The obligations of Seller to consummate the Closing is subject to the satisfaction, or the waiver at the Representative’s discretion, of the following further conditions:

(a)          Each of Parent, LuxCo and BHN shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing Date.

(b)          All of the representations and warranties of Parent, LuxCo and BHN contained in this Agreement, and the Additional Agreements, and in any certificate delivered by Parent, LuxCo or BHN pursuant hereto, disregarding all qualifications and expectations contained therein relating to materiality or Material Adverse Change, regardless of whether it involved a known risk, shall be true and correct in all material respects at and as of the Closing Date, as if made at and as of such date.

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(c)          Sellers shall have received certificates each of Parent, LuxCo and BHN, signed on behalf of such party by a duly authorized officer of such party, to the foregoing effect.

(d)          From the date of this Agreement through the Closing Date, there shall have been no event, change, or occurrence with respect to Parent which individually or together with any other event, change or occurrence during such period, could reasonably be expected to have a Material Adverse Change.

(e)          No court, arbitrator or other Authority shall have issued any judgment, injunction, decree or order, or have pending before it a proceeding for the issuance of any thereof, and there shall not be any provision of any applicable Law restraining or prohibiting the consummation of the Closing, or the public trading of Parent’s shares after the Closing Date.

(f)          Each of Parent, LuxCo and BHN shall have entered into and delivered a counterpart signature page of each Additional Agreement to which it is a party.

Article X
INDEMNIFICATION

10.1         Indemnification of Parent, LuxCo and BHN. Seller hereby agrees to indemnify and hold harmless Parent, LuxCo and BHN, each of their respective Affiliates and each of their respective members, managers, partners, directors, officers, employees, stockholders, attorneys and agents and permitted assignees (the “LuxCo Indemnitees”), against and in respect of any and all losses, costs, payments, demand, penalty, forfeiture, expense, liability, judgment, deficiency or damage, and diminution in value or claim (including actual costs of investigation and attorneys’ fees and other costs and expenses) (all of the foregoing collectively, “Losses”) incurred or sustained by any LuxCo Indemnitee as a result of or in connection with (a) any breach, inaccuracy or nonfulfillment or the alleged breach, inaccuracy or nonfulfillment of any of the representations, warranties and covenants of Seller contained herein or in any of the Additional Agreements or any certificate delivered pursuant hereto or of any Company in any of the Additional Agreements, (b) any Actions by any third parties, including any Authorities, with respect to the Business conducted by each Company from the date on which Seller acquires such Company through the Closing Date, (c) the violation of any Laws in connection with or with respect to the operation of the Business conducted by each Company from the date on which Seller acquires such Company through the Closing Date, (d) any claims by any employee of any Company, with respect to any period or event occurring from the date on which Seller acquires such Company through the Closing Date, or relating to the termination of employee’s employment status in connection with the transactions contemplated by this Agreement, or the termination, amendment or curtailment of any employee benefit plans, (e) the failure of any Company to pay any Taxes payable to any Taxing Authority or to file any Tax Return with any Taxing Authority with respect to any period beginning on the date on which Seller acquires such Company and ending on or prior to the Closing Date, or (f) any Actions by any third parties, including any Authorities, arising under any Environmental Laws to the extent based on any facts and circumstances related to any Company arising from the date on which Seller acquired such Company through the Closing Date. The LuxCo Indemnitees shall be entitled to be indemnified under clauses (b)–(f) of this Section 10.1 regardless of the disclosure of any matter on any disclosure schedule to this Agreement or otherwise. The total payments made by Seller to LuxCo Indemnitees with respect to Losses shall not exceed an amount equal to $250,000 (the “Indemnifiable Loss Limit”), except that the Indemnifiable Loss Limit shall not apply with respect to any Losses resulting from breaches of Section 3.1 of Exhibit 3 (Corporate Existence and Power), Section 3.3 of Exhibit 3 (Green Certificates Rights), Section 3.4 of Exhibit 3 (Authorization) Section 3.5 of Exhibit 3 (Governmental Authorization), Section 3.11 of Exhibit 3 (Properties; Title to the Companies’ Assets), Section 3.20 of Exhibit 2 (Employees), Section 3.21 of Exhibit 3 (Employee Benefits and Compensation), Section 3.22 of Exhibit 3 (Real Property), Section 3.23 of Exhibit 3 (Tax Matters), Section 3.24 of Exhibit 3 (Environmental Laws) or any of clauses (b) through (f) of this Section 10.1; provided, however, LuxCo Indemnitees shall not be entitled to indemnification pursuant to this Section 10.1 unless and until the aggregate amount of Losses to all LuxCo Indemnitees equals at least $200,000 (the “Basket”), at which time, subject to the Indemnifiable Loss Limit, LuxCo Indemnitees shall be entitled to indemnification for the total amount of such Losses. Any breach of Section 3.1 of Exhibit 3 (Corporate Existence and Power), Section 3.3 of Exhibit 3 (Green Certificates Rights), Section 3.4 of Exhibit 3 (Authorization), Section 3.5 of Exhibit 3 (Governmental Authorization), Section 3.11 of Exhibit 3 (Properties; Title to the Companies’ Assets), Section 3.20 of Exhibit 3 (Employees), Section 3.21 of Exhibit 3 (Employee Benefits and Compensation), Section 3.22 of Exhibit 3 (Real Property) or Section 3.23 of Exhibit 3 (Tax Matters) shall not be subject to the Basket. Notwithstanding anything set forth in this Section 10.1, (i) any amounts recovered under Section 6.2(b), (ii) any Losses incurred by any LuxCo Indemnitee arising out of the failure of any Company and Seller to perform any covenant or obligation to be performed by it at or after the Closing Date, and (iii) any Losses incurred by any LuxCo Indemnitee arising out of fraud by any Company or Seller, shall not, in any such case, be subject to or applied against the Indemnifiable Loss Limit or the Basket, respectively.

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10.2         Indemnification of Seller. Parent, LuxCo and BHN, jointly and severally, hereby agree to indemnify and hold harmless Seller, each of its Affiliates, and each of their members, managers, partners, directors, officers, employees, attorneys and agents and permitted assignees (the “Seller Indemnitees”) against and in respect of any Losses incurred or sustained by any Seller Indemnitee as a result of any breach, inaccuracy or nonfulfillment or the alleged breach, of any of the representations, warranties and covenants of LuxCo contained herein. The total payments made by Parent, LuxCo or BHN to Seller Indemnitees with respect to Losses shall not exceed the Indemnifiable Loss Limit; provided, however, Seller Indemnitees shall not be entitled to indemnification pursuant to this Section 10.2 unless and until the aggregate amount of Losses to Seller Indemnitees equals at least the Basket, at which time, subject to the Indemnifiable Loss Limit, the Seller Indemnitees shall be entitled to indemnification for the total amount of such Losses. Notwithstanding anything set forth in this Section 10.2, any Losses incurred by any Seller Indemnitee arising out of the failure of Parent, LuxCo or BHN to perform any covenant or obligation to be performed by it at or after the Closing Date including payment of the Purchase Price, shall not be subject to or applied against the Indemnifiable Loss Limit or the Basket, respectively.

10.3         Procedure. The following shall apply with respect to all claims by either a LuxCo Indemnitee or a Seller Indemnitee (together, “Indemnified Party”) for indemnification:

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(a)          An Indemnified Party shall give the Representative (as agent for Seller) or Parent, LuxCo and BHN, as applicable, prompt notice (an “Indemnification Notice”) of any third-party Action with respect to which such Indemnified Party seeks indemnification pursuant to Section 10.1 or 10.2 (a “Third-Party Claim”), which shall describe in reasonable detail the Loss that has been or may be suffered by the Indemnified Party. The failure to give the Indemnification Notice shall not impair any of the rights or benefits of such Indemnified Party under Section 10.1 or 10.2, except to the extent such failure materially and adversely affects the ability of Seller or Parent, LuxCo and BHN, as applicable (any of such parties, “Indemnifying Parties”) to defend such claim or increases the amount of such liability.

(b)          In the case of any Third-Party Claims as to which indemnification is sought by any Indemnified Party, such Indemnified Party shall be entitled, at the sole expense and liability of the Indemnifying Parties, to exercise full control of the defense, compromise or settlement of any Third-Party Claim unless the Indemnifying Parties, within a reasonable time after the giving of an Indemnification Notice by the Indemnified Party (but in any event within ten (10) days thereafter), shall (i) deliver a written confirmation to such Indemnified Party that the indemnification provisions of Section 10.1 or 10.2 are applicable to such Action and the Indemnifying Parties will indemnify such Indemnified Party in respect of such Action pursuant to the terms of Section 10.1 or 10.2 and, notwithstanding anything to the contrary, shall do so without asserting any challenge, defense, limitation on the Indemnifying Parties liability for Losses, counterclaim or offset, (ii) notify such Indemnified Party in writing of the intention of the Indemnifying Parties to assume the defense thereof, and (iii) retain legal counsel reasonably satisfactory to such Indemnified Party to conduct the defense of such Third-Party Claim.

(c)          If the Indemnifying Parties assume the defense of any such Third-Party Claim pursuant to Section 10.3(b), then the Indemnified Party shall cooperate with the Indemnifying Parties in any manner reasonably requested in connection with the defense, at the cost of the Indemnifying Parties, and the Indemnified Party shall have the right to be kept fully informed by the Indemnifying Parties and their legal counsel with respect to the status of any legal proceedings, to the extent not inconsistent with the preservation of attorney-client or work product privilege. If the Indemnifying Parties so assume the defense of any such Third-Party Claim the Indemnified Party shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, but the fees and expenses of such counsel employed by the Indemnified Party shall be at the expense of such Indemnified Party unless (i) the Indemnifying Parties have agreed to pay such fees and expenses, or (ii) the named parties to any such Third-Party Claim (including any impleaded parties) include an Indemnified Party and an Indemnifying Party and such Indemnified Party shall have been advised by its counsel that there may be a conflict of interest between such Indemnified Party and the Indemnifying Parties in the conduct of the defense thereof, and in any such case the reasonable fees and expenses of such separate counsel shall be borne by the Indemnifying Parties.

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(d)          If the Indemnifying Parties elect to assume the defense of any Third-Party Claim pursuant to Section 10.3(b), the Indemnified Party shall not pay, or permit to be paid, any part of any claim or demand arising from such asserted liability unless the Indemnifying Parties withdraw from or fail to vigorously prosecute the defense of such asserted liability, or unless a judgment is entered against the Indemnified Party for such liability. If the Indemnifying Parties do not elect to defend, or if, after commencing or undertaking any such defense, the Indemnifying Parties fail to adequately prosecute or withdraw such defense, the Indemnified Party shall have the right to undertake the defense or settlement thereof, at the Indemnifying Parties’ expense. Notwithstanding anything to the contrary, the Indemnifying Parties shall not be entitled to control, but may participate in, and the Indemnified Party (at the expense of the Indemnifying Parties) shall be entitled to have sole control over, the defense or settlement of (x) that part of any Third Party Claim (i) that seeks a temporary restraining order, a preliminary or permanent injunction or specific performance against the Indemnified Party, or (ii) to the extent such Third Party Claim involves criminal allegations against the Indemnified Party or (y) the entire Third Party Claim if such Third Party Claim would impose liability on the part of the Indemnified Party in an amount which is greater than the amount as to which the Indemnified Party is entitled to indemnification under this Agreement. In the event the Indemnified Party retains control of the Third Party Claim, the Indemnified Party will not settle the subject claim without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld or delayed.

(e)          If the Indemnified Party undertakes the defense of any such Third-Party Claim pursuant to Section 10.1 or 10.2 and proposes to settle the same prior to a final judgment thereon or to forgo appeal with respect thereto, then the Indemnified Party shall give the Indemnifying Parties prompt written notice thereof and the Indemnifying Parties shall have the right to participate in the settlement, assume or reassume the defense thereof or prosecute such appeal, in each case at the Indemnifying Parties’ expense. The Indemnifying Parties shall not, without the prior written consent of such Indemnified Party settle or compromise or consent to entry of any judgment with respect to any such Third-Party Claim (i) in which any relief other than the payment of money damages is or may be sought against such Indemnified Party, (ii) in which such Third Party Claim could be reasonably expected to impose or create a monetary liability on the part of the Indemnified Party (such as an increase in the Indemnified Party’s income Tax) other than the monetary claim of the third party in such Third-Party Claim being paid pursuant to such settlement or judgment, or (iii) which does not include as an unconditional term thereof the giving by the claimant, person conducting such investigation or initiating such hearing, plaintiff or petitioner to such Indemnified Party of a release from all liability with respect to such Third-Party Claim and all other Actions (known or unknown) arising or which might arise out of the same facts.

10.4         Periodic Payments. Any indemnification required by Section 10.1 or 10.2 for costs, disbursements or expenses of any Indemnified Party in connection with investigating, preparing to defend or defending any Action shall be made by periodic payments by the Indemnifying Parties to each Indemnified Party during the course of the investigation or defense, as and when bills are received or costs, disbursements or expenses are incurred.

10.5         Right of Set Off. In the event that Parent, LuxCo or BHN is entitled to any indemnification pursuant to this Article X, Parent, LuxCo or BHN shall be entitled to set off any amounts owed to Seller pursuant to Section 10.2 and/or against the amount of such indemnification. Any such set-off will be treated as an adjustment to the Purchase Price.

10.6         Payment of Indemnification. In the event that Parent, LuxCo or BHN are entitled to any indemnification pursuant to this Article, and Parent, LuxCo or BHN are unable to set off such indemnification pursuant to Section 10.5, Seller may pay the amount of the indemnification (subject to the limitation set forth in Section 10.1) in shares of Parent’s Common Stock at Fair Market Value. Any payments by Seller to a LuxCo Indemnitee will be treated as an adjustment to the Purchase Price.

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10.7         Insurance. Any indemnification payments hereunder shall take into account any insurance proceeds or other third party reimbursement actually received.

10.8         Survival of Indemnification Rights. Except for the representations and warranties in Section 3.1 of Exhibit 3 (Corporate Existence and Power), Section 3.4 of Exhibit 3 (Authorization), Section 3.5 of Exhibit 3 (Governmental Authorization), Section 3.11 of Exhibit 3 (Properties; Title to the Companies’ Assets), Section 3.16 of Exhibit 3 (Compliance with Laws), 3.20 of Exhibit 3 (Employees) Section 3.21 of Exhibit 3 (Employee Benefits and Compensation), Section 3.22 of Exhibit 3 (Real Property), Section 3.23 of Exhibit 3 (Tax Matters), Section 3.24 of Exhibit 3 (Environmental Laws), Section 3.25 of Exhibit 3 (Finder’s Fees), Section 4.1 of Exhibit 4 (Corporate Existence and Power), Section 4.2 of Exhibit 4 (Corporate Authorization), and Section 4.6 of Exhibit 4 (Finders’ Fees) which shall survive until ninety (90) days after the expiration of the statute of limitations with respect thereto (including any extensions and waivers thereof), the representations and warranties of Seller and Parent, LuxCo and BHN shall survive until twenty-four (24) months following the Closing. The indemnification to which any Indemnified Party is entitled from the Indemnifying Parties pursuant to Section 10.1 or 10.2 for Losses shall be effective so long as it is asserted prior to: (x) ninety (90) days after the expiration of the applicable statute of limitations (including all extensions and waivers thereof), in the case of the representations and warranties referred to in the first sentence of Section 10.8 and the breach or the alleged breach of any covenant or agreement of any Indemnifying Party; and (y) the twenty-four (24) months following the Closing, in the case of all other representations and warranties of Seller and Parent, LuxCo and BHN hereunder.

10.9         Exclusive Remedy.

Subject to Section 6.2, the rights and remedies provided for in this Article X shall be the sole and exclusive rights and remedies of the Indemnified Parties with respect to any matter arising under or in connection with, or otherwise related to, this Agreement or the transactions contemplated by this Agreement. Nothing in this Section 10.9 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s fraudulent, criminal or intentional misconduct.

Article XI
DISPUTE RESOLUTION

11.1         Arbitration.

(a)          The parties shall promptly submit any dispute, claim, or controversy arising out of or relating to this Agreement, or any Additional Agreement (including with respect to the meaning, effect, validity, termination, interpretation, performance, or enforcement of this Agreement or any Additional Agreement) or any alleged breach thereof (including any action in tort, contract, equity, or otherwise), to binding arbitration before one arbitrator (“Arbitrator”), shall be binding, final and non-appealable and not subject to this Section 11.1. The parties agree that binding arbitration shall be the sole means of resolving any dispute, claim, or controversy arising out of or relating to this Agreement or any Additional Agreement (including with respect to the meaning, effect, validity, termination, interpretation, performance or enforcement of this Agreement or any Additional Agreement) or any alleged breach thereof (including any claim in tort, contract, equity, or otherwise).

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(b)          If the parties cannot agree upon the Arbitrator, the Arbitrator shall be selected by the New York, New York chapter head of the American Arbitration Association upon the written request of either side. The Arbitrator shall be selected within thirty (30) days of such written request.

(c)          In any arbitration hereunder, the Arbitrator shall apply the Laws of New York in rendering his decision, in accordance with Section 13.7. The Arbitrator shall issue a written decision, setting forth findings of fact and conclusions of law, within sixty (60) days after he shall have been selected. The Arbitrator shall have no authority to award punitive or other exemplary damages.

(d)          The arbitration shall be held in New York, New York in accordance with and under the then current provisions of the rules of the American Arbitration Association, except as otherwise provided herein.

(e)          On application to the Arbitrator, any party shall have rights to discovery to the same extent as would be provided under the Federal Rules of Civil Procedure, and the Federal Rules of Evidence shall apply to any arbitration under this Agreement; provided, however, that the Arbitrator shall limit any discovery or evidence such that his decision shall be rendered within the period referred to in Section 11.1(c).

(f)          The Arbitrator may, at his discretion and at the expense of the parties who will bear the cost of the arbitration, employ experts to assist him in his determinations.

(g)          The costs of the arbitration proceeding and any proceeding in court to confirm any arbitration award or to obtain relief as provided in Section 6.2, as applicable (including actual attorneys’ fees and costs), shall be borne by the unsuccessful party and shall be awarded as part of the Arbitrator’s decision, unless the Arbitrator shall otherwise allocate such costs in such decision. The determination of the Arbitrator shall be final and binding upon the parties and not subject to appeal.

(h)          Any judgment upon any award rendered by the Arbitrator may be entered in and enforced by any court of competent jurisdiction. The parties expressly consent to the exclusive jurisdiction of the courts (Federal and state) in New York, New York to enforce any award of the Arbitrator or to render any provisional, temporary, or injunctive relief in connection with or in aid of the Arbitration. The parties expressly consent to the personal and subject matter jurisdiction of the Arbitrator to arbitrate any and all matters to be submitted to arbitration hereunder. None of the parties hereto shall challenge any arbitration hereunder on the grounds that any party necessary to such arbitration (including the parties hereto) shall have been absent from such arbitration for any reason, including that such party shall have been the subject of any bankruptcy, reorganization, or insolvency proceeding.

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(i)          The parties shall indemnify the Arbitrator and any experts employed by the Arbitrator and hold them harmless from and against any claim or demand arising out of any arbitration under this Agreement or any agreement contemplated hereby, unless resulting from the willful misconduct of the person indemnified.

(j)          This arbitration section shall survive the termination of this Agreement and any agreement contemplated hereby.

11.2         Waiver of Jury Trial; Exemplary Damages.

(a)          THE PARTIES TO THIS AGREEMENT HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVE ANY RIGHT EACH SUCH PARTY MAY HAVE TO TRIAL BY JURY IN ANY ACTION OF ANY KIND OR NATURE, IN ANY COURT IN WHICH AN ACTION MAY BE COMMENCED, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT, OR BY REASON OF ANY OTHER CAUSE OR DISPUTE WHATSOEVER BETWEEN OR AMONG ANY OF THE PARTIES TO THIS AGREEMENT OF ANY KIND OR NATURE. NO PARTY SHALL BE AWARDED PUNITIVE OR OTHER EXEMPLARY DAMAGES RESPECTING ANY DISPUTE ARISING UNDER THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT.

(b)          Each of the parties to this Agreement acknowledges that each has been represented in connection with the signing of this waiver by independent legal counsel selected by the respective party and that such party has discussed the legal consequences and import of this waiver with legal counsel. Each of the parties to this Agreement further acknowledge that each has read and understands the meaning of this waiver and grants this waiver knowingly, voluntarily, without duress and only after consideration of the consequences of this waiver with legal counsel.

11.3         Attorneys’ Fees. The unsuccessful party to any Action arising out of this Agreement that is not resolved by arbitration under Section 11.1 shall pay to the prevailing party all attorneys’ fees and costs actually incurred by the prevailing party, in addition to any other relief to which it may be entitled. As used in this Section 11.3 and elsewhere in this Agreement, “actual attorneys’ fees” or “attorneys’ fees actually incurred” means the full and actual cost of any legal services actually performed in connection with the matter for which such fees are sought, calculated on the basis of the usual fees charged by the attorneys performing such services, and shall not be limited to “reasonable attorneys’ fees” as that term may be defined in statutory or decisional authority.

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Article XII
TERMINATION

12.1         Termination Without Default; Expenses.

(a)          In the event that the Closing of the transactions contemplated hereunder has not occurred by December 31, 2013 (the “Outside Closing Date”) and no material breach of this Agreement by Parent, LuxCo, and BHN on one hand, or Seller, on the other hand, seeking to terminate this Agreement shall have occurred or have been made (as provided in Section 12.2 hereof), each party hereto shall have the right, at its sole option, to terminate this Agreement without liability to the other side. Such right may be exercised by each party hereto, giving written notice to the other at any time after the Outside Closing Date. Upon receipt of such notice, no party shall have any further obligation to any other party under this Agreement, except for those obligations that are expressly stated to survive the cancellation or termination of this Agreement. In the event this Agreement is terminated pursuant to this Section 12.1(a), each party shall bear its own expenses incurred in connection with this Agreement.

(b)          Parent and LuxCo shall have the right, at any time prior to the end of the Business Investigation Period, time being of the essence, to terminate this Agreement for any reason or no reason whatsoever if the results of the investigations in connection with the Business, including the Purchased Assets, are not satisfactory to Parent or LuxCo, in Parent’s or LuxCo’s sole discretion, by giving notice to Seller on or before the Closing. Upon receipt of such notice, neither party shall have any further obligation to the other under this Agreement, except for those obligations that are expressly stated to survive the cancellation or termination of this Agreement. In the event this Agreement is terminated pursuant to this Section 12.1(b), each party shall bear its own expenses incurred in connection with this Agreement.

(c)          If Seller fails to complete the Acquisitions by September 16, 2013, other than payment of deferred consideration not then due, in accordance with Section 6.5, Parent, LuxCo and BHN may, as their sole remedy for such failure, terminate this agreement by written notice to Seller without liability to Seller. Upon receipt by Seller of such notice, no party shall have any further obligation to any other party under this Agreement, except for those obligations that are expressly stated to survive the cancellation or termination of this Agreement. In the event this Agreement is terminated pursuant to this Section 12.1(c), each party shall bear its own expenses incurred in connection with this Agreement.

12.2         Termination Upon Default.

(a)          Parent and LuxCo may terminate this Agreement by giving notice to the Representative on or prior to the Closing Date, without prejudice to any rights or obligations Parent or LuxCo may have, if Representative or Seller shall have materially breached any representation or warranty or breached any agreement or covenant contained herein or in any Additional Agreement to be performed on or prior to the Closing Date, disregarding, for the purpose of applying this Section 12.2 any qualification of such representation, warranty, agreement or covenant by materiality or Material Adverse Change, and in either case, such breach shall not be cured by the earlier of the Outside Closing Date and ten (10) days following receipt by the Representative of a notice describing in reasonable detail the nature of such breach.

(b)          Seller may terminate this Agreement by giving notice to Parent and LuxCo, without prejudice to any rights or obligations Seller may have, if Parent or LuxCo shall have materially breached any of its covenants, agreements, representations, and warranties contained herein to be performed on or prior to the Closing Date disregarding, for the purpose of applying this Section 12.2 any qualification of such representation, warranty, agreement or covenant by materiality or Material Adverse Change and such breach shall not be cured by the earlier of the Outside Closing Date and ten (10) days following receipt by LuxCo of a notice describing in reasonable detail the nature of such breach.

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(c)          In the event this Agreement is terminated by Parent or LuxCo pursuant to Section 12.2(a) and (b), Seller shall be responsible for paying all of its own expenses and those of Parent and LuxCo incurred in connection with this Agreement.

(d)          In the event this Agreement is terminated by Seller pursuant to Section 12.2(c), LuxCo shall be responsible for paying all of its own expenses and those of Seller and Companies incurred in connection with this Agreement (provided, however, such expenses of Seller shall be limited to reasonable attorney’s fees of one counsel).

12.3         Survival. The provisions of Section 11.3, as well as this Article XII, shall survive any termination hereof pursuant to Article XII.

Article XIII
MISCELLANEOUS

13.1         Notices. Any notice hereunder shall be sent in writing, addressed as specified below, and shall be deemed given: (a) if by hand or recognized courier service, by 4:00PM on a business day, addressee’s day and time, on the date of delivery, and otherwise on the first business day after such delivery; (b) if by fax or email, on the date that transmission is confirmed electronically, if by 4:00PM on a business day, addressee’s day and time, and otherwise on the first business day after the date of such confirmation; or (c) five days after mailing by certified or registered mail, return receipt requested. Notices shall be addressed to the respective parties as follows (excluding telephone numbers, which are for convenience only), or to such other address as a party shall specify to the others in accordance with these notice provisions:

if to Parent, to:

Prime Acquisition Corp.
No. 322, Zhongshan East Road
Shijiazhuang
Hebei Province, 050011
People’s Republic of China
Telecopy: 650-618-2552

with a copy to (which shall not constitute notice):

Loeb & Loeb LLP
345 Park Avenue
New York, New York 10154
Attention: Mitchell S. Nussbaum, Esq.
Telecopy: +1 212.504.3013

if to LuxCo, to:

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Prime BHN Luxembourg S.àr.l.
13-15 Avenue de la Liberte’, L-1931
Luxembourg

with a copy to (which shall not constitute notice):

Loeb & Loeb LLP
345 Park Avenue
New York, New York 10154
Attention: Mitchell S. Nussbaum, Esq.
Telecopy: +1 212.504.3013

if to BHN, to:

BHN LLC
6369 Mill Street, Suite 205
Rhinebeck, NY 12572
Telecopy: +1 845.876.8714
Attention: Marco Prete, Managing Member

with a copy to (which shall not constitute notice):

Reed Smith LLP
599 Lexington Avenue
New York, NY 10022
Attention: Gerald S. DiFiore
Telecopy: +1 212.521.5450

if to Seller or the Representative:

Futurum Energy SA
CH- 509.3.006.927-7
Corso San Gottardo, 25
6830 Chiasso (CH)
Attention: Savino Metello

with a copy to (which shall not constitute notice):

Carter Ledyard & Milburn LLP

2 Wall Street
New York, NY 10005

Attention: Christian Moretti, Esq.

Telecopy: 212.732.3232

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13.2         Amendments; No Waivers; Remedies.

(a)          This Agreement cannot be amended, except by a writing signed by each party (provided that Representative may sign any such amendment on behalf of Seller), or terminated orally or by course of conduct. No provision hereof can be waived, except by a writing signed by the party against whom such waiver is to be enforced, and any such waiver shall apply only in the particular instance in which such waiver shall have been given.

(b)          Neither any failure or delay in exercising any right or remedy hereunder or in requiring satisfaction of any condition herein nor any course of dealing shall constitute a waiver of or prevent any party from enforcing any right or remedy or from requiring satisfaction of any condition. No notice to or demand on a party waives or otherwise affects any obligation of that party or impairs any right of the party giving such notice or making such demand, including any right to take any action without notice or demand not otherwise required by this Agreement. No exercise of any right or remedy with respect to a breach of this Agreement shall preclude exercise of any other right or remedy, as appropriate to make the aggrieved party whole with respect to such breach, or subsequent exercise of any right or remedy with respect to any other breach.

(c)          Except as otherwise expressly provided herein, no statement herein of any right or remedy shall impair any other right or remedy stated herein or that otherwise may be available.

(d)          Notwithstanding anything else contained herein, neither shall any party seek, nor shall any party be liable for, punitive or exemplary damages, under any tort, contract, equity, or other legal theory, with respect to any breach (or alleged breach) of this Agreement or any provision hereof or any matter otherwise relating hereto or arising in connection herewith.

13.3         Arms’ Length Bargaining; no Presumption Against Drafter. This Agreement has been negotiated at arms-length by parties of equal bargaining strength, each represented by counsel or having had but declined the opportunity to be represented by counsel and having participated in the drafting of this Agreement. This Agreement creates no fiduciary or other special relationship between the parties, and no such relationship otherwise exists. No presumption in favor of or against any party in the construction or interpretation of this Agreement or any provision hereof shall be made based upon which Person might have drafted this Agreement or such provision.

13.4         Publicity. Except as required by law, the parties agree that neither they nor their agents shall issue any press release or make any other public disclosure concerning the transactions contemplated hereunder without the prior approval of the other party hereto.

13.5         Expenses. Except as otherwise expressly set forth herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such cost or expense.

13.6         No Assignment or Delegation. No party may assign any right or delegate any obligation hereunder, including by merger, consolidation, operation of law, or otherwise, without the written consent of the other party. Any purported assignment or delegation without such consent shall be void, in addition to constituting a material breach of this Agreement.

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13.7         Governing Law. This Agreement shall be construed in accordance with and governed by the Laws of the State of New York, without giving effect to the conflict of laws principles of the State of New York or any other jurisdiction.

13.8         Counterparts; Facsimile Signatures. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which shall constitute one agreement. This Agreement shall become effective upon delivery to each party of an executed counterpart or the earlier delivery to each party of original, photocopied, or electronically transmitted signature pages that together (but need not individually) bear the signatures of all other parties.

13.9         Entire Agreement. This Agreement together with the Additional Agreements, sets forth the entire agreement of the parties with respect to the subject matter hereof and thereof and supersedes all prior and contemporaneous understandings and agreements related thereto (whether written or oral), all of which are merged herein. No provision of this Agreement or any Additional Agreement may be explained or qualified by any agreement, negotiations, understanding, discussion, conduct or course of conduct or by any trade usage. Except as otherwise expressly stated herein or any Additional Agreement, there is no condition precedent to the effectiveness of any provision hereof or thereof. No party has relied on any representation from, warranty or agreement of any person in entering into this Agreement, prior or contemporaneous or any Additional Agreement, except those expressly stated herein or therein.

13.10         Severability. A determination by a court or other legal authority that any provision that is not of the essence of this Agreement is legally invalid shall not affect the validity or enforceability of any other provision hereof. The parties shall cooperate in good faith to substitute (or cause such court or other legal authority to substitute) for any provision so held to be invalid a valid provision, as alike in substance to such invalid provision as is lawful.

13.11         Construction of Certain Terms and References; Captions. In this Agreement:

(a)          References to particular sections and subsections, schedules, and exhibits not otherwise specified are cross-references to sections and subsections, schedules, and exhibits of this Agreement.

(b)          The words “herein,” “hereof,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement, and, unless the context requires otherwise, “party” means a party signatory hereto.

(c)          Any use of the singular or plural, or the masculine, feminine, or neuter gender, includes the others, unless the context otherwise requires; “including” means “including without limitation;” “or” means “and/or;” “any” means “any one, more than one, or all;” and, unless otherwise specified, any financial or accounting term has the meaning of the term under United States generally accepted accounting principles as consistently applied heretofore by party.

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(d)          Unless otherwise specified, any reference to any agreement (including this Agreement), instrument, or other document includes all schedules, exhibits, or other attachments referred to therein, and any reference to a statute or other law includes any rule, regulation, ordinance, or the like promulgated thereunder, in each case, as amended, restated, supplemented, or otherwise modified from time to time. Any reference to a numbered schedule means the same-numbered section of the disclosure schedule.

(e)          If any action is required to be taken or notice is required to be given within a specified number of days following a specific date or event, the day of such date or event is not counted in determining the last day for such action or notice. If any action is required to be taken or notice is required to be given on or before a particular day which is not a Business Day, such action or notice shall be considered timely if it is taken or given on or before the next Business Day.

(f)          Captions are not a part of this Agreement and shall not affect the meaning of any provision of this Agreement, but are included for convenience, only.

(g)          For the avoidance of any doubt, all references in this Agreement to “the knowledge or best knowledge of Seller”, “the knowledge or best knowledge of Company” or similar terms shall be deemed to include the actual or constructive (e.g. implied by Law) knowledge of Saverio Ciampi.

(h)          Seller shall cause each Company to perform each covenant or agreement of such Company in this Agreement, and Seller shall be deemed to have made each representation and warranty of each Company in this Agreement. Notwithstanding anything in this Agreement to the contrary, any representation, warranty, covenant or agreement of any Company, or of Seller concerning any Company, shall be deemed not to be effective until Seller acquires such Company, and any such representation, warranty, covenant or agreement shall be deemed not to apply to, or cover, any period prior to the date of such acquisition.

13.12         Further Assurances. Each party shall execute and deliver such documents and take such action, as may reasonably be considered within the scope of such party’s obligations hereunder, necessary to effectuate the transactions contemplated by this Agreement.

13.13         Third Party Beneficiaries. Neither this Agreement nor any provision hereof confers any benefit or right upon or may be enforced by any Person not a signatory hereto, except that a Representative may enforce any right assigned to such assignee, except that a Representative may enforce any right assigned to such assignee.

13.14         Waiver. Reference is made to the final prospectus of Parent, dated March 24, 2011 (the “Prospectus”). Seller has read the Prospectus and understand that Parent has established a trust account (“Trust Account”) for the benefit of the public stockholders of Parent and the underwriters of the IPO pursuant to the Investment Management Trust Agreement, dated as of March 30, 2011, between Parent and American Stock Transfer & Trust Company as trustee. For and in consideration of Parent and LuxCo agreeing to enter into this Agreement with Seller, Seller hereby agrees that it does not have any right, title, interest or claim of any kind in or to any monies in the Trust Account and hereby agrees that it will not seek recourse against the Trust Account for any claim it may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with Parent, LuxCo or BHN.

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13.15         Seller Representative.

(a)          Seller hereby appoints GEIE, as such Seller’s representative to act as Representative for all purposes of this Agreement and the transactions contemplated hereby, with the right, in such capacity, in his discretion, to do any and all things and to execute any and all documents in Seller’s place and stead, in any way which such Seller could do if personally present, in connection with this Agreement and the transactions contemplated thereby, including the authority on behalf of such Seller, without giving notice to such Seller, to take any of the following actions:

(i)          to accept on such Seller’s behalf any amount payable to such Seller under this Agreement;

(ii)         to negotiate and otherwise deal with Parent, LuxCo or BHN, in all respects;

(iii)        to accept and give service of process and all other notices and other communications relating to this Agreement;

(iv)        to settle any dispute relating to the terms of this Agreement;

(v)         to execute any instrument or document that the Representative may determine is necessary or desirable in the exercise of his authority under this Agreement and power-of-attorney; and

(vi)        to act in connection with all matters relating to this Agreement and the transactions contemplated thereby, including the power to employ auditors, attorneys and other Persons in connection therewith.

(b)          Seller further agrees, as follows:

(i)          Seller recognizes the inherent conflict of interest of GEIE as the Representative and waives any claims with respect thereto;

(ii)         the Representative (A) shall not incur any personal liability for acting in such capacity if in doing so it acts upon advice of counsel or otherwise acts in good faith, (B) shall not incur any personal liability for acting in such capacity in the absence of its willful misconduct, (C) may act upon any instrument or signature believed by it to be genuine and may assume that any Person purporting to give any notice or instruction under this Agreement or under any other related agreement or document believed by it to be authorized has been authorized to do so (D) shall not be responsible for the investment of any payments received from Parent for the benefit of Seller, and (E) shall be promptly reimbursed by Seller, pro rata for out-of-pocket expenses incurred by it in its capacity of Representative, and such expenses shall first be satisfied from any payment paid by Parent and received by the Representative for the benefit of Seller, prior to distribution of such payments to Seller; and

(iii)        If GEIE is unable to serve or resigns as the Representative, Seller may appoint from among their ranks a substitute Representative to replace GEIE which Representative shall have all the powers and authority granted to GEIE by this Section 13.15. Parent, LuxCo and BHN shall accept such substitute Representative without objection; provided, however, that GEIE shall continue to serve as the Representative until such substitute Representative has been appointed by Seller.

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(c)          At and after Closing, Parent, LuxCo and BHN shall be entitled to deal exclusively with Representative on all matters relating to this Agreement and the transactions contemplated hereby involving Seller, or any of them, and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any statements made by the Representative or documents executed or purported to be executed on behalf of any Seller by the Representative, and on any other action taken or purported to be taken on behalf of any Seller by the Representative including the appropriate communication or delivery to Seller. [The remainder of this page intentionally left blank; signature pages to follow]

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IN WITNESS WHEREOF, LuxCo, Parent, BHN, Seller and Representative have each caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

LUXCO:	Prime BHN Luxembourg S.àr.l.
a Luxembourg company

	By:	/s/ William YU
Name: William YU
Title: Manager

PARENT:

Prime Acquisition Corp.
a Cayman Islands company

	By:	/s/ Diana LIU
Name: Diana LIU
Title: CEO

BHN:

BHN LLC
a New York limited liability company

	By:	/s/ Marco PRETE
Name: Marco PRETE
Title: Managing Member

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SELLER:
FUTURUM ENERGY SA
a Swiss company

	By:	/s/ SAVINO METELLO
Name: SAVINO METELLO
Title: PRESIDENT

REPRESENTATIVE:	UNION EUROPEAN CONCEPT
FUTURUM GEIE
a Romanian company

	By:	/s/ LUCA SIRUCO
Name: LUCA SIRUCO
Title: PRESIDENT

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EXHIBIT 3

REPRESENTATIONS AND WARRANTIES OF
SELLER

3.1 Corporate Existence and Power.

(i) As of the Closing Date, each Company will be a limited liability company duly organized, validly existing and in good standing under and by virtue of the Laws of Romania. As at the Closing Date, Companies will have all power and authority, corporate and otherwise, and all governmental licenses, franchises, Permits, authorizations, consents and approvals required to own, manage and operate their properties and assets, including without limitation the Real Estate and the Plants, and to carry on the Business as presently conducted and as proposed to be conducted, including, receiving and transferring the Green Certificates Rights, and to sell it, in whole or in part, to Parent and LuxCo. From the date on which Seller acquires each Company through the Closing Date, such Company shall not have taken any action, adopted any plan, or made any agreement or commitment in respect of any merger, consolidation, sale of all or substantially all of its assets, reorganization, recapitalization, dissolution or liquidation.

(ii) Seller is a Swiss company duly organized, validly existing and in good standing under and by virtue of the Laws of Switzerland. Seller has all power and authority, corporate and otherwise, and all governmental licenses, franchises, Permits, authorizations, consents and approvals required to own, manage and operate its properties and assets, including without limitation, after Seller acquires each Company, such Company, and to carry on the Business as presently conducted and as proposed to be conducted and to sell it, in whole or in part, to Parent and LuxCo.

(iii) Representative is a company duly organized, validly existing and in good standing under and by virtue of the Laws of Romania.

3.2 Shares. As of the Closing Date, Seller shall own all of the outstanding shares and other equity securities of each Company, free and clear of all Liens. Except for this Agreement and the Additional Agreements, as of the Closing Date, there shall be no agreements or understandings between Seller or any Company and any other Person with respect to the issuance, acquisition, disposition or voting of or any other matters pertaining to any shares or other equity securities of any Company after the Closing Date.

3.3 Green Certificates. Seller or Companies own, or upon the Effective Date shall own, all of the Green Certificates and Green Certificates Rights, free and clear of all Liens.

3.4 Authorization. As of the Closing Date, each of Seller, Representative and the Companies (collectively, the “Seller Parties”) shall have full legal capacity, power and authority to execute and deliver this Agreement and each Additional Agreement to which it is named as a party, to perform its obligations thereunder and to consummate the transactions contemplated thereby. This Agreement has been, and the Additional Agreements will be at Closing, duly executed and delivered by each Seller Party that is a party hereto or thereto, and this Agreement and each Additional Agreement are, or upon their execution and delivery at Closing will be, valid and legally binding agreements of each Seller Party that is a party hereto or thereto, enforceable against each Seller Party that is a party hereto or thereto in accordance with their respective terms.

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3.5 Governmental Authorization. Seller has obtained or completed all consent, approval, license or other action by or in respect of, or registration, declaration or filing with, any Authority regarding the execution, delivery and performance by Seller of this Agreement or any Additional Agreements.

3.6 Non-Contravention.

(a)          None of the execution, delivery or performance by Seller of this Agreement or any Additional Agreement does or will as of the Closing Date (i) contravene or conflict with the organizational or constitutive documents of Seller, (ii) contravene or conflict with or constitute a violation of any provision of any Law or Order binding upon or applicable to Seller, (iii) constitute a default under or breach of (with or without the giving of notice or the passage of time or both) or violate or give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of Seller or require any payment or reimbursement or to a loss of any material benefit relating to the Business to which Seller is entitled under any provision of any Permit, Contract or other instrument or obligations binding upon Seller or by which any of Seller’s assets is or may be bound or any Permit, or (iv) result in the creation or imposition of any Lien on any of Seller’s assets.

(b)          None of the execution, delivery or performance by Seller of this Agreement or any Additional Agreement will, as of the Closing Date, (i) contravene or conflict with the organizational or constitutive documents of the Companies, or with the issuance and transfer by the Companies of the Green Certificates Rights, (ii) contravene or conflict with or constitute a violation of any provision of any Law or Order binding upon or applicable to the Companies or to the issuance and transfer of the Green Certificates Rights, (iii) constitute a default under or breach of (with or without the giving of notice or the passage of time or both) or violate or give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of the Companies or require any payment or reimbursement or to a loss of any material benefit relating to the Business to which each Company is entitled under any provision of any Permit, Contract or other instrument or obligations binding upon any Company or by which any of the Companies’ assets, including the Green Certificate Rights, is or may be bound or any Permit, or (iv) result in the creation or imposition of any Lien on any of the Companies’ assets, including, the Green Certificate Rights.

3.7 Consents. The Contracts listed on Schedule 3.7 will be, as of the Closing Date, the only Contracts binding upon Companies or Seller, including with respect to the Green Certificates Rights, requiring a consent, approval, authorization, order or other action of or filing with any Person as a result of the execution, delivery and performance of this Agreement or any of the Additional Agreements or the consummation of the transactions contemplated hereby or thereby (each of the foregoing, “Contracts Subject to Consent”).

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3.8 Balance Sheets; Financial Projections.

(a)          The Balance Sheet of each Company will, when delivered by Seller pursuant to Section 6.6, (a) fairly present, in accordance with IFRS as consistently applied by the Companies, the financial position of such Company as at the date indicated in such Balance Sheet, and (b) have been prepared in accordance with the Books and Records of such Company.

(b)          Attached as Exhibit 3.8 are complete copies of each Company’s financial statements made available to Seller on or prior to the date of this Agreement, including copies of all audit reports for such financial statements, prepared by certified public accountants.

(c)          All financial projections with respect to the Companies delivered in writing by Seller to Parent were prepared in good faith using assumptions that Seller believes to be reasonable.

3.9 Books and Records.

(a)          The Books and Records of each Company will, as of the Closing Date, accurately and fairly, in reasonable detail, reflect the transactions and dispositions of assets of and the providing of services by each Company. Each Company will, as of the Closing Date, maintain a system of internal accounting controls sufficient to provide reasonable assurance that:

(i)          such Company executes transactions only in accordance with management’s authorization;

(ii)         all income and expense items are promptly and properly recorded for the relevant periods in accordance with the revenue recognition and expense policies as permitted by IFRS;

(iii)        access to such Company’s assets is permitted only in accordance with management’s authorization; and

(iv)        recorded assets are compared with existing assets at reasonable intervals, and appropriate action is taken with respect to any differences.

(b)          Each Company will, during the period from Seller’s acquisition of such Company through the Closing Date, make all of its Books and Records available to Parent and LuxCo for their inspection during regular business hours. All Contracts, documents, and other papers or copies thereof delivered to Parent or LuxCo by or on behalf of Seller or any Company are, except as otherwise specified by Seller or any Company, complete and authentic.

(c)          All accounts, books and ledgers of Company have been properly and accurately kept and completed in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein.

3.10 Absence of Certain Changes. Except as set forth on Schedule 3.10, from the date of this Agreement through the Closing Date, there shall not have been:

(i)          any Material Adverse Change in the Business;

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(ii)         any transaction, Contract or other instrument in excess of $100,000 entered into, or commitment made, by Company relating to the Business, including the Purchased Assets, or any relinquishment by Company of any contract or other right, in either case other than transactions and commitments or relinquishments of rights in the ordinary course of business consistent in all respects, including kind and amount, with past practices and those contemplated by this Agreement;

(iii)        any material increase to bonus, salary or other compensation paid or agreed to be paid to any employee; or

(iv)        any creation or other incurrence of any Lien that may affect the Purchased Assets.

3.11 Properties; Title to the Companies’ Assets.

(a)          The Tangible Assets have no defects, are in good operating condition and repair and function in accordance with their intended uses (ordinary wear and tear excepted) and have been properly maintained, and are suitable for their present and intended uses and meet all specifications and warranty requirements with respect thereto. Schedule 3.11 sets forth a complete list, setting forth a description and location, of the Tangible Assets as of a date within five days of the date of this Agreement. All of the Tangible Assets are located at a property that is a part of the Business.

(b)          Except as set forth on Schedule 3.11, each Company will, as of the Closing Date, have good, valid and marketable title in and to, or, in the case of any Leases and assets which are leased or licensed pursuant to Contracts, a valid leasehold interest or license in or a right to use each of its assets, free and clear of all Liens other than Permitted Liens. Except as set forth on Schedule 3.11, the Companies assets, including leased and licensed assets, will, as of the Closing Date, constitute all of the assets of any kind or description whatsoever that are used or useful in the operation of the Business then operated by the Companies.

3.12 Litigation. Except as set forth on Schedule 3.12:

(a)          There is no Action (or any basis therefor) pending against Seller in connection with the Business, or threatened against or affecting, Seller or any of Seller’s assets, including without limitation the Real Property of Seller, before any court, Authority or official or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated hereby or by the Additional Agreements. There are no outstanding judgments against Seller affecting or which may affect the Business.

(b)          As of the Closing Date, there will be no Action (or any basis therefor) pending against any Company in connection with the Business, or threatened against or affecting, any Company or any Company’s assets, including without limitation the Real Property of any Company or the Green Certificate Rights of any Company before any court, Authority or official or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated hereby or by the Additional Agreements. As of the Closing Date, there will be no outstanding judgments against any Company affecting or which may affect the Business. No Company is, nor, to the knowledge of Seller, has any Company been in the past two (2) years, subject to any proceeding with any Authority.

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3.13 Contracts. Except as set forth on Schedule 3.13:

(a)          Each Contract is, or will be as of the Closing Date, a valid and binding agreement, and is in full force and effect, and no Company, nor, to the best knowledge of Seller, any other party thereto, will be as of the Closing Date in breach or default (whether with or without the passage of time or the giving of notice or both) under the terms of any such Contract. Seller has not, and no Company will have, from the date on which Seller acquires such Company through the Closing Date, assigned, delegated, or otherwise transferred any of their rights or obligations with respect to any Contracts, or granted any power of attorney with respect thereto or to any of the Business’s assets, including the Real Property of the Companies and the Green Certificate Rights. Except as set forth on Schedule 3.13, no Contract (i) requires any Company to post a bond or deliver any other form of security or payment to secure its obligations thereunder or (ii) imposes any non-competition covenants that may be binding on, or restrict the Business or require any payments by or with respect to LuxCo or any of its Affiliates. Seller has, or shall have as of the Closing Date, given to LuxCo true and correct (A) copies of each written Contract and (B) written summaries of each oral Contract.

(b)          The Contracts will, as of the Closing Date, constitute all the material agreements, statements of work, arrangements, understandings and other instruments in effect to which any of the Business’s assets, including without limitation the Real Property and the Green Certificates Rights, will then be bound. Schedule 3.13 lists all material Contracts, oral or written, separately referencing the applicable subsection below in each case, including:

(i)          all customer Contracts which are expected to generate revenue to any Company in excess of $100,000 in any of the current or next two (2) fiscal years or any of the two (2) preceding fiscal years of such Company;

(ii)         all Leases;

(iii)        any other Contract pursuant to which the Companies, or any of them, are required to pay, have paid or are entitled to receive or have received an amount in excess of $100,000 during the current fiscal year or any one of the two preceding fiscal years;

(iv)        all employment Contracts, employee leasing Contracts, and consultant and sales representatives Contracts;

(v)         all material sales, agency, factoring, commission and distribution contracts to which any Company is a party;

(vi)        all joint venture, strategic alliance, limited liability company and partnership agreements to which any Company is a party;

(vii)       all contracts relating to any acquisitions or dispositions of material assets, including without limitation Real Property, by any Company;

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(viii)      all material licensing agreements, including agreements licensing Intellectual Property Rights, other than “shrink wrap” licenses;

(ix)         all secrecy, confidentiality and nondisclosure agreements applicable to any Company;

(x)          all contracts relating to patents, trademarks, service marks, trade names, brands, copyrights, trade secrets and other Intellectual Property Rights of any Company;

(xi)         all guarantees, indemnification arrangements and other hold harmless arrangements made or provided by any Company in connection with the Business, including all ongoing agreements for repair, warranty, maintenance, service, indemnification or similar obligations;

(xii)        all agreements relating to real and tangible personal property, including any Real Property financial lease, sublease or space sharing, license or occupancy agreement;

(xiii)       all material agreements relating to the Business; and

(xiv)      all agreements relating to outstanding Indebtedness of each Company.

(c)          Each Company is in compliance with all covenants, including all financial covenants, in all notes, indentures, bonds and other instruments or agreements evidencing any Indebtedness of such Company.

3.14 Insurance. Schedule 3.14 will as of the Closing Date contain a true, complete and correct list (including the names and addresses of the insurers, the names of the Persons if other than any Company to whom such insurance policies have been issued, the expiration dates thereof, the annual premiums and payment terms thereof, whether it is a “claims made” or an “occurrence” policy and a brief identification of the nature of the policy) of all liability, property, workers’ compensation or comparable insurance and other insurance policies then in effect, that insure any Company and the property, assets, including without limitation the Real Property and the Plants, included in the Business. Except as set forth on Schedule 3.14:

(a)          Each such insurance policy will on the Closing Date be valid and binding and in full force and effect, all premiums due thereunder will on the Closing Date have been paid and no Company will on the Closing Date have received any notice of cancellation or termination in respect of any such policy or default thereunder. Each Company believes such insurance policies, in light of the nature of the Business are in amounts and have coverage that are reasonable and customary for Persons engaged in such business and having such assets and properties; and

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(b)          none of the Companies will have received notice, from the date on which Seller acquires each such Company through the Closing Date, (i) that any insurer under any policy referred to in this Section 3.14 is denying liability with respect to a claim thereunder or defending under a reservation of rights clause or (ii) that any premiums will be materially increased in the future. Except as set forth on Schedule 3.14, no Company will, from the date on which Seller acquires such Company through the Closing Date, have filed for any claims against any of its insurance policies. Except as set forth on Schedule 3.14, no Company will, from the date on which Seller acquires such Company through the Closing Date, have received written notice from any of its insurance carriers or brokers that any premiums will be materially increased in the future.

3.15 Licenses and Permits. Schedule 3.15 will on the Closing Date correctly list each license, franchise, permit, order or approval or other similar authorization affecting, or relating in any way to each Company, including the Green Certificate Rights, together with the name of the Authority issuing the same (the “Permits”). Such Permits will on the Closing Date be valid and in full force, and none of the Permits will, assuming the related consents related to those Contracts Subject to Consent have been obtained or waived prior to the Closing Date, be terminated or impaired or become terminable as a result of the transactions contemplated hereby. Each Company will on the Closing Date have all Permits necessary for it to operate.

3.16 Compliance with Laws. Except as set forth on Schedule 3.16, to the best knowledge of Seller, no Company is in violation of or has violated, and, no Company is under investigation with respect to nor has been threatened to be charged with or given notice of any violation or alleged violation of, any Law, or judgment, order or decree entered by any court, arbitrator or Authority, domestic or foreign, nor is there any basis for any such charge and within the last 24 months none of the Companies have received any subpoenas by any Authority.

3.17 Accounts Receivable; Loans. Except as set forth on Schedule 3.17, all accounts receivable and notes receivable of each Company as of the Closing Date, whether reflected on Schedule 3.17 or otherwise, will represent valid obligations arising from lease agreements or goods or services actually performed or delivered by each Company. Except as set forth on Schedule 3.17, there is will on the Closing Date be no contest, claim, or right of setoff in any agreements with any maker of an account receivable or note then held by the Company relating to the amount or validity of such account, receivables or note. All accounts receivable or notes are good and collectible in the ordinary course of business. The information set forth on Schedule 3.17 separately identifies any and all accounts, receivables or notes of Company as of the Closing Date which are owed by any Affiliate of any Company or Seller. Except as set forth on Schedule 3.17, as of the Closing Date, no accounts receivable or notes receivable of any Company will be more than 90 days overdue.

3.18         Intentionally Deleted.

3.19         Pre-payments. Except as set forth on Schedule 3.19, none of the Companies have received any payments with respect to any portion of any lease term that will occur after the Closing or with respect to any services to be rendered after the Closing.

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3.20         Employees.

(a)          Schedule 3.20(a) will, as of the Closing Date, set forth a true, correct and complete list of the names, titles, annual salaries or wage rates and other compensation, vacation and fringe benefits, claims under benefit plans, resident alien status or comparable status (if applicable), residence addresses, social security or comparable numbers, and office location of all employees of each Company and indicating part-time and full-time employment and all changes in salaries and wage rates per employee from the date on which Seller acquires such Company through the Closing Date. Except as set forth on Schedule 3.20(a), none of the Companies will on or prior to the Closing Date have promised any employee, consultant or agent of any Company that he or she will continue to be employed by or render services to any Company or receive any particular benefits from any Company or Parent, Luxco, BHN any of their Affiliates on or after the Closing.

(b)          Except as set forth on Schedule 3.20(b), as of the Closing Date, none of the Companies will be parties to or subject to any employment contract, consulting agreement, collective bargaining agreement, confidentiality agreement restricting the activities of any Company, or any similar agreement, and there will have been no activity or proceeding by a labor union or representative thereof to organize any employees of any Company.

3.21 Employee Benefits and Compensation. Except as set forth on Schedule 3.21, as of the Closing Date, there will be no employee benefits plans maintained or contributed to by any Company and with respect to which any Company could incur or could have incurred any direct or indirect, fixed or contingent liability.

3.22 Real Property

(a)          Except as set forth on Schedule 3.22, each Company will have on the Closing Date good and valid (and in the case of owned Real Property, good and marketable fee simple, or comparable right) title to, or a valid leasehold interest in, all Real Property owned by it, and all such Real Property (including leasehold interests) will be free and clear of Liens except for Permitted Liens.

(b)          With respect to owned Real Property of each Company, Seller shall deliver or make available to Parent or LuxCo on the Closing Date true, complete and correct copies of the deeds and other comparable instruments (as duly recorded in the appropriate cadastral offices and land registries) by which such Company acquired such Real Property, and copies of all title insurance policies, opinions, abstracts and surveys in the possession of Seller and each Company, relating to such Real Property.

(c)          Except as set forth on Schedule 3.22, with respect to any Lease, as of the Closing Date: (i) it will be valid, binding and in full force and effect; (ii) all rents and additional rents and other sums, expenses and charges then due thereunder will have been paid; (iii) the lessee will be in peaceable possession of the Real Property leased under such Lease; (iv) no waiver, indulgence or postponement of the lessee’s obligations thereunder will have been granted by the lessor; (v) there will then exist no default or event of default thereunder by any Company or to the best knowledge of Seller by any other party thereto; (vi) there will then exist no occurrence, condition or act which, with the giving of notice, the lapse of time or the happening of any further event or condition, would become a default or event of default by any Company thereunder; and (vii) there will then be no outstanding claims of breach or indemnification or notice of default or termination thereunder. Except as set forth on Schedule 3.22, each Company will be on the Closing Date in physical possession and actual and exclusive occupation of the whole of the Real Property leased by it, none of which is subleased or assigned to another Person.

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(d)          Each of the Companies will, as of the Closing Date, own or otherwise hold an appropriate title (i.e. a title allowing, under the Romanian law, the development, construction and operation of photovoltaic plants) over all the lands required to develop and operate the relevant Plants and all such lands shall have the category of construction land (curti constructii) as of December 31, 2013.

3.23 Tax Matters. Except as set forth on Schedule 3.23, each Company, as of the Closing Date, shall have paid all Taxes due in connection with the Business conducted by it from the date on which Seller acquires such Company through the Closing Date. Each Company shall, as of the Closing Date, have duly and timely filed all Tax Returns which are required to be filed by or with respect to it with respect to the period from the date on which Seller acquires such Company through the Closing Date, and shall have paid all Taxes then required to be paid by it with respect to such period.

3.24 Environmental Laws. Each Company will comply in all material respects, from the date on which Seller acquires such Company through the Closing Date, with all Laws relating to pollution or the protection of the environment or human health or occupational or workplace safety or Hazardous Materials (“Environmental Laws”), and, except as set forth on Schedule 3.24, as of the Closing Date, there will not be any notice, demand, request for information, complaint, order, investigation, or review pending or, to the best knowledge of Seller, threatened by any Authority with respect to any alleged violation by such Company of any Environmental Law. Except as set forth on Schedule 3.24, none of the Companies will on the Closing Date have been requested by any Authority to pay any sum of money, or otherwise aid or take any action or refrain from taking actions, to abate or remediate any environmental occurrence or condition (including removal of asbestos or any other potentially hazardous substance). All Real Property of the Companies will as of the Closing Date be in compliance in all material respects with all Environmental Laws and no environmental site assessments available to Seller or Companies for any such Real Property have identified any violations of any Environmental Laws in connection therewith. None of the Companies as of the Closing Date will have retained or assumed, by contract or operation of Law, any liabilities or obligations of third parties under Environmental Laws, including any obligations of each Company. As of the Closing Date, none of the Companies will be aware of, nor should any Company reasonably anticipate, as of the Closing Date, any condition, event or circumstance concerning the release or regulation of Hazardous Materials that might, after the Closing Date, prevent, impede or materially increase the costs associated with the ownership, lease, operation, performance or use of the Business or assets of each Company as currently carried out.

3.25 Finders’ Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Seller or any of its Affiliates who might be entitled to any fee or commission from Parent, LuxCo or any of their Affiliates upon consummation of the transactions contemplated by this Agreement, and Seller shall pay any fee or commission due to any such Person.

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3.26 Powers of Attorney and Suretyships. Except as set forth on Schedule 3.26, no Company will, from the date on which Seller acquires such Company through the Closing Date, grant any general or special powers of attorney or assume any obligation or liability (whether actual, accrued, accruing, contingent, or otherwise) as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any third Person.

3.27 Other Information. This Agreement nor any Additional Agreements contains or will contain any untrue statement by Seller of a material fact or omits or will omit to state a material fact necessary in order to make the statements by Seller contained herein and therein not misleading.

3.28 Certain Business Practices. Neither Seller nor any director, officer, agent or employee of Seller (in their capacities as such) has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 or similar Law, or (iii) made any other unlawful payment. Since January 1, 2000 neither Seller nor any of its subsidiaries, nor any director, officer, agent or employee of Seller (nor any Person acting on behalf of any of the foregoing, but solely in his or her capacity as a director, officer, employee or agent of Seller) has, directly or indirectly, given or agreed to give any gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder any Company or assist any Company in connection with any actual or proposed transaction. From the date on which Seller acquires each Company through the Closing Date, neither such Company, nor any of its subsidiaries, nor any director, officer, agent or employee of such Company (nor any Person acting on behalf of any of the foregoing, but solely in his or her capacity as a director, officer, employee or agent of such Company) has, directly or indirectly, given or agreed to give any gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder any Company or assist any Company in connection with any actual or proposed transaction.

3.29 Money Laundering Laws. The operations of Seller are and have been conducted at all times, and, from the date on which Seller acquires each Company through the Closing Date, such Company’s operations shall be conducted at all times, in compliance with laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental authority (collectively, the “Money Laundering Laws”), and no Action involving Seller or, from the date on which Seller acquires each Company through the Closing Date, such Company or the Business conducted by Seller and such Company with respect to the Money Laundering Laws is pending or, to the best knowledge of Seller, threatened.

3.30 OFAC. Neither Seller nor, from the date on which Seller acquires each Company through the Closing Date, such Company, nor any of their directors or officers, agents, employees, Affiliates or other Persons acting their behalf (with respect to such Persons acting on behalf of any Company, solely from the date on which Seller acquires such Company through the Closing Date), are currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and Seller has not, and from the date on which Seller acquires each Company through the Closing Date, such Company will not, directly or indirectly, used, or will use, any funds, or loaned, contributed or otherwise made available such funds to any Person, in connection with any sales or operations in Cuba, Iran, Syria, Sudan, Myanmar or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC in the last five (5) fiscal years.

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EXHIBIT 4

REPRESENTATIONS AND WARRANTIES OF PARENT, LUXCO AND BHN

4.1 Corporate Existence and Power. Parent is a company duly organized, validly existing and in good standing under the laws of the Cayman Islands. LuxCo is a company duly organized, validly existing and in good standing under the laws of Luxembourg. BHN is a company duly organized, validly existing and in good standing under the laws of the state of New York. Parent owns all of the outstanding equity interests in LuxCo.

4.2 Corporate Authorization. The execution, delivery and performance by Parent, LuxCo and BHN of this Agreement and the Additional Agreements and the consummation by Parent, LuxCo and BHN of the transactions contemplated hereby and thereby are within the corporate powers of Parent, LuxCo and BHN, and have been duly authorized by all necessary corporate action on the part of Parent, LuxCo and BHN. Each of this Agreement and the Additional Agreements have been duly executed and delivered by Parent, LuxCo and BHN and it constitutes a valid and legally binding agreement of Parent, LuxCo and BHN, enforceable against them in accordance with its terms.

4.3 Parent Board Approval. The board of directors of Parent (including any required committee or subgroup of such board) has, as of the date of this Agreement, unanimously (i) declared the advisability of the transactions contemplated by this Agreement, (ii) determined that the transactions contemplated hereby are in the best interests of the stockholders of Parent, and (iii) determined that the transactions contemplated hereby constitutes a “Business Transaction” as such term is defined in Parent’s Amended and Restated Memorandum and Article of Association. Assuming no more than a number of shares of Parent’s Common Stock equal to eighty-three percent (83%) of the “IPO Shares” as defined in Parent’s Amended and Restated Memorandum and Article of Association, elect to redeem their Parent’s Common Stock in the Tender Offer, no other action on the part of Parent’s stockholders is required to consummate the transactions contemplated hereby and upon consummation thereof, Article 156 of Parent’s certificate of incorporation, as amended, shall no longer be applicable. The execution, delivery and performance by Parent of this Agreement and the Additional Agreements and the consummation by Parent of the transactions contemplated hereby and thereby are within the corporate powers of Parent, and have been duly authorized by all necessary corporate action on the part of Parent. This Agreement has been duly executed and delivered by Parent and it constitutes a valid and legally binding agreement of Parent, enforceable against it in accordance with its terms.

4.4 Governmental Authorization. Neither the execution, delivery nor performance by Parent and LuxCo of this Agreement requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with, any Authority except for any filings required to be made in connection with the Registration Rights Agreement.

4.5 Non-Contravention. The execution, delivery and performance by Parent, LuxCo and BHN of this Agreement do not and will not (i) contravene or conflict with the organizational or constitutive documents of Parent, LuxCo or BHN, or (ii) contravene or conflict with or constitute a violation of any provision of any Law, judgment, injunction, order, writ, or decree binding upon Parent, LuxCo or BHN.

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4.6 Finders’ Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Parent, LuxCo, BHN or any of their Affiliates who might be entitled to any fee or commission from Seller upon consummation of the transactions contemplated by this Agreement or any of the Additional Agreements.

4.7 Issuance of Shares. The Exchange Shares, when issued, will be duly authorized, validly issued, fully paid and nonassessable, free and clear of Liens.

4.8 Capitalization of Parent. The authorized capital stock of Parent consists of 50,000,000 shares of Parent’s Common Stock and 1,000,000 shares of preferred stock, par value $0.001 per share, of which 1,886,028 shares of Parent’s Common Stock are issued and outstanding as of the date hereof and no shares of preferred stock are issued and outstanding. 7,080,050 warrants and 60,000 options to purchase shares of Parent’s Common Stock are outstanding. A unit purchase option to purchase 215,000 units (consisting of one share of Parent’s Common Stock and one warrant) for $12.00 per unit is issued and outstanding. No shares of capital stock or other voting securities of Parent are issued, reserved for issuance or outstanding. All outstanding shares of Parent’s Common Stock are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Companies Law (2011 Revision) of the Cayman Islands, Parent’s organizational documents or any contract to which Parent is a party or by which Parent is bound.

4.9 Information Supplied. None of the information supplied or to be supplied by Parent expressly for inclusion or incorporation by reference in the filings with the SEC or the mailings to Parent’s stockholders and warrant holders as it relates to the Business Combination Tender Offer will, at the date of filing or mailing, or any amendment thereto, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by Parent or that are included in the Parent SEC filings or mailings).

4.10 Trust Fund. As of the date of this Agreement (and immediately prior to the Closing Date), Parent has (and will have immediately prior to the Closing Date) at least $6,453,080.40 in the trust fund established by Parent for the benefit of its public stockholders in the Trust Account, such monies invested in “government securities” (as such term is defined in the Investment Company Act of 1940, as amended), and held in trust pursuant to the Investment Management Trust Agreement, dated as of March 30, 2011, between Parent and American Stock Transfer & Trust Company as trustee.

 4.11 Parent SEC Documents and Parent Financial Statements. Parent has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed or furnished by Parent with the SEC since March 24, 2011 under the Exchange Act or the Securities Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement (the “Additional Parent SEC Documents”). Parent has made available to Seller copies in the form filed with the SEC of all of the following, except to the extent available in full without redaction on the SEC’s website through EDGAR for at least two (2) days prior to the date of this Agreement: (i) Parent’s Annual Reports on Form 20-F for each fiscal year of Parent beginning with the first year Parent was required to file such a form, (ii) all proxy statements relating to Parent’s meetings of stockholders (whether annual or special) held, and all information statements relating to stockholder consents, since the beginning of the first fiscal year referred to in clause (i) above, (iii) its Reports of Foreign Private Issuer on Form 6-K filed since the beginning of the first fiscal year referred to in clause (i) above, and (iv) all other forms, reports, registration statements and other documents filed by Parent with the SEC since Parent’s formation (the forms, reports, registration statements and other documents referred to in clauses (i), (ii), (iii) and (iv) above, whether or not available through EDGAR, are, collectively, the “Parent SEC Documents”). The Parent SEC Documents were, and the Additional Parent SEC Documents will be, prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder. The Parent SEC Documents did not, and the Additional Parent SEC Documents will not, at the time they were or are filed, as the case may be, with the SEC (except to the extent that information contained in any Parent SEC Document or Additional Parent SEC Document has been or is revised or superseded by a later filed Parent SEC Document or Additional Parent SEC Document, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. From the date of the most recent Parent SEC Document there has been no Parent Material Adverse Change. As used in this Section 4.11, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

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EXHIBIT 8

BUSINESS COMBINATION TENDER OFFER

(a)          Prior to the Closing Date, Parent will provide its stockholders with the opportunity to redeem their shares of Parent’s Common Stock for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account, less Taxes, upon the consummation of the transactions contemplated by this Agreement (the “Business Combination Tender Offer”).

(b)          Business Combination Tender Offer Documents. Each of Parent, LuxCo, BHN and Seller agree to correct promptly any information provided by it for use in the Business Combination Tender Offer Documents that shall have become false or misleading in any material respect, and Parent further agrees to take all steps necessary to cause the Schedule TOs, as so corrected, to be filed with the SEC, and the other Business Combination Tender Offer Documents, as so corrected, to be disseminated to holders of Parent’s Common Stock, in each case as and to the extent required by applicable federal securities laws.

(c)          Company Cooperation. Seller acknowledges that a substantial portion of the filings with the SEC and mailings to Parent’s stockholders with respect to the Business Combination Tender Offer shall include disclosure regarding the Companies and their management, operations and financial condition. Accordingly, Seller shall, and shall, from the date on which it acquires each Company, cause such Company to, as promptly as reasonably practical, provide Parent with such information as shall be reasonably requested by Parent for inclusion in or attachment to the Business Combination Tender Offer Documents. Seller understands that such information shall be included in the Offer Documents and/or responses to comments from the SEC or its staff in connection therewith and mailings. Seller shall, from the date on which it acquires each Company, cause such Company to make, and cause each Subsidiary to make, their managers, directors, officers and employees available to Parent and its counsel in connection with the drafting of such filings and mailings and responding in a timely manner to comments from the SEC.

(d)          Other Information. None of the information supplied or to be supplied by or on behalf of Seller with respect to the Companies and Seller expressly for inclusion or incorporation by reference in the filings with the SEC or the mailings to Parent’s stockholders and warrant holders as it relates to the Business Combination Tender Offer will, at the date of filing or mailing, or any amendment thereto, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by or on behalf of Seller or that are included in the SEC filings or mailings).

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EXHIBIT A

ACQUISITIONS, PLANTS AND REAL PROPERTY

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EXHIBIT B

SHAREHOLDERS AGREEMENT

(a)          The following actions shall be governed by the Shareholders Agreement, pursuant to which Companies shall not, without Parent’s or LuxCo’s prior written consent:

i.            amend its articles of association, or comparable document;

ii.           without prejudice to paragraph (v) below regarding assets, acquire or transfer, by way of merger, contribution of assets, purchase or sale of shares or assets (a) any interest in a company (excluding investments in liquid shares of limited liability entities made solely for cash management purposes), or (b) any going concern;

iii.          alter in any way its registered share capital (through an increase, a reduction, a redemption or otherwise) or issue (or agree to issue) any shares, securities or any options, warrants, or other rights to purchase any such shares or any securities convertible into or exchangeable for such shares, or more generally carry out any transaction concerning the distribution of share capital, voting rights and rights to any Company’s profits;

iv.          incur additional third party indebtedness for borrowed money, save for the utilization in the ordinary course of business of any credit lines currently made available to any Company;

v.           except in the ordinary course of business, (a) sell, transfer or otherwise dispose of any fixed assets of any Company or (b) accept to create any new Lien over the properties or assets of any Company, including the Plants;

vi.          enter into any contract other than in the ordinary course of business;

vii.         make capital expenditures, other than in the ordinary course of business;

viii.        enter into any sale and lease-back arrangements whatsoever, other than in the ordinary course of business;

ix.          change the debtors payment methods and policy, assessed on a country-by-country basis, or the issue of invoices or collection of receivables policies;

x.           amend its accounting methods and practices;

xi.           launch new activities or enter into any contract which may result in a material change in the nature or scope of the business of Company;

xii.         enter into any joint-venture, unlimited liability partnership or other similar arrangement with any third party; and

xiii.        amend, modify or waive any provision of the Operating and Maintenance Agreement.

(b)          Parent or LuxCo shall have the right to appoint 1 (one) director (administrator) in each of the Companies, such director having a veto right with respect to all decisions regarding the strategy for trading the Green Certificates.

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EXHIBIT C

ASSIGNMENT DEED

(the “Agreement”)

By and between:

(1) [______________], a company incorporated under the law of Switzerland, with headquarters in [____], registered under no. [____], with the Trade Registry, Fiscal Code [____], represented by [____], in capacity of [____], hereinafter referred to as “Initial Debtor”,

(2) [______________], a Romanian limited liability company, headquartered in Romania, [____], registered with the Trade Registry under no. [____], CUI [____], duly represented by [____], in capacity of [____], hereinafter referred to as “New Debtor”

and

(3) Prime Acquisition Corp., a Cayman Islands company, registered with [____], under no. [____], duly represented by [____], in capacity of [____], hereinafter referred to as “Creditor”

Initial Debtor, New Debtor and Creditor hereinafter collectively referred to as the “Parties” and each of them the “Party”, accordingly agree as follows:

PREAMBLE

A.           Initial Debtor and Creditor have executed on [____] a Purchase Agreement (the “Purchase Agreement”), a copy thereof being attached hereto as Exhibit A, whereby Creditor is transferring to the Initial Debtor stock certificates representing a number of shares of Creditor’s Common Stock in exchange for a Minority Interest in the Companies and the Green Certificate Rights;

B.           Initial Debtor presently is the sole owner of all of the issued and outstanding shares of the New Debtor;

C.           In is expected that the New Debtor shall have certain liability towards the Initial Debtor, such liability to be generated from (i) the financing of the development and construction of the Plant, by way of shareholder loans; and (ii) any fees owed by the New Debtor to the Initial Debtor on the basis of any services, consultancy or management agreements to be entered into between the two (including but without being limited to the Operation and Maintenance Agreement),

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D.           Pursuant to Section 2.1 of the Purchase Agreement, Creditor and Initial Debtor have agreed that the Initial Debtor shall assign and transfer to each of the Companies the obligation to pay to the Creditor the relevant portion of the Green Certificates Rights, each of the Companies becoming directly liable towards Parent for 100% of such assigned obligation.

E.           On the basis of Articles 1.599 – 1.605 of the Romanian Civil Code (Taking Over of Liability – Preluarea Datoriei), Parties have agreed that the obligation of the Initial Debtor to pay the Green Certificate Rights to the Creditor subject to the terms and conditions of the Purchase Agreement shall be transferred to and taken over by the New Debtor within the limits of the Green Certificates Rights generated by the New Debtor in relation to the Green Certificates it is issued by the Romanian Authorities.

Capitalized terms used in this Agreement but not defined herein shall have the meaning given to those terms in the Purchase Agreement.

Now, thereof the Parties have agreed as follows:

1.          Object of the Agreement

1.1	The Initial Debtor hereby assigns and transfers to the New Debtor the liability towards the Creditor in respect to proportional share (ie within the limits of the Green Certificates Rights generated by the New Debtor in relation to the Green Certificates it is issued by the Romanian Authorities) of the Green Certificate Rights, according to the terms and conditions of the Purchase Agreement and the New Debtor hereby accepts the transfer.

1.2	In accordance with article 1.605 of the Romanian Civil Code, the Creditor hereby agrees to the transfer of the receivable representing the Green Certificate Rights from the Initial Debtor to the New Debtor.

1.3	Further to the transfer of the liability pursuant to section 1.1 above, the New Debtor becomes fully liable towards the Creditor to effect all payments representing the amount of the Green Certificate Rights, pursuant to the terms and conditions of the Purchase Agreement.

1.4	Upon execution of this Agreement, New Debtor will also execute and shall become a party to the Purchase Agreement, which, as of such date, will be binding upon the New Debtor.

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2.          Consideration

2.1       Following transfer pursuant to section 1 above, each payment made by the New Debtor to the Creditor on the account of the Green Certificates Rights shall be deducted or set-off from any outstanding receivables the Initial Debtor (or any Affiliate thereof) would have against the New Debtor. In the event that the Initial Debtor would have several types of receivables against the New Debtor at the same time (eg reimbursement of the shareholder loans, service fee due on the basis of the Operation and Maintenance Agreement etc), the New Debtor will unilaterally decide the order of deduction and set-off.

2.2       If upon making any payment to the Creditor on the account of the Green Certificate Rights on the basis of this Agreement, the New Debtor does not have a corresponding liability towards the Initial Debtor to set-off, then the New Debtor is entitled to be reimbursed by the Initial Debtor the amount of the respective payment (or the portion that was not set-off against a corresponding liability towards the Initial Debtor) (such amount the “Cash Consideration”) within maximum 10 (ten) business days upon effecting such payment to the Creditor.

2.3       If the Initial Debtor does not reimburse the Cash Consideration pursuant to the provisions of section 2.2 above, the New Debtor will be entitled to receive arm’s length interest to be agreed upon between the New Debtor and the Initial Debtor when such liabilities become due.

2.4       As a paramount to this Agreement, the New Debtor and the Initial Debtor agree that they shall at all time ensure that all amounts paid by the New Debtor to the Creditor as a result of this Agreement will be deducted or set-off against receivables that the Initial Debtor would have against the New Debtor or should be otherwise reimbursed, pursuant to the provisions herein.

2.5       New Debtor and Initial Debtor shall be jointly liable to indemnify Creditor against any losses, damages (including special and consequential damages), costs and expenses, which may be incurred by it and which result from or arise out of any breach or threatened breach of the provisions of section 2.4 above by the New Debtor and/or the Initial Debtor.

6.          Governing Law and litigation

6.1	This Agreement and the documents to be entered into pursuant to it, save as expressly referred to therein, shall be governed by and construed in accordance with Romanian law.

6.2	Litigation

Any dispute, controversy or claim arising out of or in connection with this Agreement or in any other way related thereto, including in relation to the validity, invalidity, breach, enforcement or termination of this Agreement shall be resolved by the Romanian competent courts

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7.          Miscellaneous

7.1       The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provisions of this Agreement, or the application thereof to any person or entity or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefore in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons, entities or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

7.2       No amendment modification, alteration or variation of this Agreement (or of any of the documents referred to in this Agreement) shall be valid unless it is in writing and signed by or on behalf of each of the Parties to it.

7.3       The provisions of this Agreement shall be supplemented by the provisions of the Purchase Agreement and all the relevant provisions of the Purchase Agreement shall be applicable to this Agreement. This Agreement shall be attached to the Purchase Agreement and shall form an integral part thereof. In case of inconsistency between this Agreement and the Purchase Agreement, the provisions of the Purchase Agreement shall prevail.

7.4       This Agreement was executed on the date written below in 3 (three) original versions in English language.

[___], today [____]

Initial Debtor	New Debtor

________________	________________
[___]	[___]

Creditor

________________

[___]

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